SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

THE COOPER COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

February 6, 2008

Dear Stockholder:

You are cordially invited to join us at the 2008 Annual Meeting of Stockholders of The Cooper Companies, Inc. (the “Company”), which will be held at 10:00 a.m. (EDT) on March 18, 2008 at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY.

At the meeting, we will ask our stockholders to vote on proposals to elect a Board of Directors and to ratify the Audit Committee’s selection of the independent registered public accounting firm for the current fiscal year. These proposals are described in detail in the attached Proxy Statement. We have also included a copy of the Company’s 2007 Annual Report on Form 10-K, which includes information on the Company’s operations, markets and products, and the Company’s audited financial statements for the 2007 fiscal year. We encourage you to read the Annual Report as it contains useful information regarding the Company’s performance over the past year.

Also enclosed is a proxy card, which will allow you to vote your shares if you do not wish to attend the meeting in person. Voting instructions are included on the proxy card.

I hope that you will take this opportunity to participate in the affairs of the Company by voting on each of the proposals we are presenting at the meeting. YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please use the attached proxy card and instructions to submit your vote by proxy. You may vote using the proxy card by completing, signing and dating it, then returning it by mail. Also, most of our stockholders may now vote their shares by phone or through the internet. If phone or internet voting is available to you, instructions will be included on your proxy card. If you submit a proxy card, and then you wish to change your vote or you choose to attend the meeting and wish to vote your shares in person, you may revoke your proxy. Additional information about voting your shares is included in the Proxy Statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

A. THOMAS BENDER

Chairman of the Board of Directors

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

Notice Of Annual Meeting Of Stockholders

To the Stockholders of

THE COOPER COMPANIES, INC.

The Annual Meeting of Stockholders of The Cooper Companies, Inc., a Delaware corporation (the “Company”), will be held on March 18, 2008, at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following:

1.  The election of a board of nine directors;

2.  The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending October 31, 2008; and

3.  The transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on February 4, 2008 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Enclosed with this Notice are a Proxy Statement, a proxy card and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, we encourage you to vote by completing the enclosed proxy. Most stockholders can also vote their proxy by internet or phone by following the instructions on the proxy card.

By Order of the Board of Directors

CAROL R. KAUFMAN

Secretary

Dated: February 6, 2008

YOUR VOTE IS IMPORTANT

It is important that all stockholders be represented at the Annual Meeting. In order to assure your representation, whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly by mail. Most stockholders can also vote their shares on the internet or by phone. If this is an option for you, a toll-free phone number and/or a website address are included on the enclosed proxy card. If you choose to vote by phone or internet, you do not need to return your proxy card. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

The Cooper Companies, Inc., a Delaware corporation (the “Company”), will hold its Annual Meeting of Stockholders (the “Annual Meeting”) on March 18, 2008, at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY, at 10:00 a.m. (EDT).

This Proxy Statement, and the accompanying proxy card, is first being mailed to our stockholders on or about February 11, 2008. It is being sent on behalf of the Company by order of its Board of Directors (the “Board”).

We have included a copy of the Company’s 2007 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) with this Proxy Statement. The Annual Report contains financial and other information about our business during our last fiscal year. You may also find useful information about the Company on our website, www.coopercos.com in the Investor Relations section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 18, 2008

The Company’s Proxy Statement and Annual Report on Form 10-K are available at

http://www.coopercos.com/investor/proxymaterials2008

The following proxy materials are available for you to review at

http://www.coopercos.com/investor/proxymaterials2008:

•	the Company’s 2008 Proxy Statement;

•	the proxy card;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007; and

•	any amendments to the foregoing materials that are required to be furnished to stockholders.

Directions to attend the Annual Meeting, where you may vote in person, can be found on our website, www.coopercos.com, in the Investor Relations section.

Why am I receiving this Proxy Statement?

You have been sent this Proxy Statement because you were a stockholder, or held Company stock through a broker, bank or other third party, at the close of business on February 4, 2008.

What proposals will be considered at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals:

1.	The election of a board of nine directors;

2.	The ratification of the Audit Committee’s appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending October 31, 2008;

3.	The transaction of any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Company is not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers will vote in accordance with their best judgment.

The Board recommends a vote “FOR” each of the nominees for director and “FOR” the ratification of KPMG LLP as independent registered public accounting firm of the Company.

Who is entitled to vote at the Annual Meeting?

The Company has set February 4, 2008 as the Record Date for this year’s Annual Meeting. All stockholders who owned the Company’s stock at the close of business on the Record Date are entitled to this notice and to vote at the Annual Meeting and any adjournments or postponements thereof.

As of the Record Date, there were 45,340,917 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each outstanding share of the Company’s common stock is entitled to one vote at the Annual Meeting. You have one vote per share that you owned at the close of business on the Record Date.

How do I vote my shares?

As a stockholder, you can vote your shares in person at the Annual Meeting or vote by proxy. If you wish to vote by proxy, you can complete the attached proxy card and return it by mail in the envelope provided. Alternatively, many of our stockholders now have the option to vote their shares by telephone or via the internet. If phone or internet voting is available to you, instructions for voting by phone or through the internet will be included on your proxy card.

What happens if I vote my shares by proxy?

When you return a completed proxy card, or vote your shares by telephone or internet, you authorize the officers of the Company listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote on each of the presented proposals on your behalf as follows:

•	Shares will be voted FOR each of the individuals nominated to serve as directors of the Company; and

•

Shares will be voted FOR ratification of the Audit Committee’s appointment of KPMG LLP as the independent registered public accounting firm for the Company for the current fiscal year (November 1, 2007 to October 31, 2008).

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by proxy, you may revoke or change your proxy instructions at any time prior to the casting of votes at the Annual Meeting by taking any of the following actions:

•	Execute and submit a new proxy card, or submit new voting instructions through telephonic or internet voting, if available to you; or

•	Notify Carol R. Kaufman, Secretary of the Company, in writing that you wish to revoke your proxy; or

•	Attend the Annual Meeting and vote your shares in person.

Attending the Annual Meeting in person will not automatically revoke your proxy.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company pays all costs associated with the solicitation of proxies. The Company will also pay any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to stockholders of record.

Proxies may be solicited by the Company on behalf of the Board by mail or in person, by telephone, or via facsimile or e-mail. Proxies may be solicited on behalf of the Company by any director, officer or employee of the Company. Additionally, the Company has retained the firm of D.F. King & Co., Inc. to assist with the solicitation of proxies and will pay a fee of $13,500 for this service, plus reasonable costs and expenses.

How many votes must be present to hold the Annual Meeting?

In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the Record Date and entitled to vote. In accordance with the Company’s Bylaws and Delaware law, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

What are Broker “Non-Votes”?

Broker “non-votes” occur when a broker withholds its vote on behalf of shares it holds for a beneficial owner. Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange (the “NYSE”). Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, whether the broker may vote the shares based on its own judgment or is required to withhold its vote is determined by the NYSE rules and depends on the proposal being voted on.

How many votes are required to approve the proposals?

Directors will be elected by a plurality of the votes cast. The nine nominees with the greatest number of “FOR” votes will be elected as directors. Abstentions and broker “non-votes” will have no effect on the election of directors.

The ratification of KPMG LLP as the independent registered public accounting firm of the Company requires the approval of the majority vote of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be treated as votes against the proposal. Broker “non-votes” will be treated as though they are not entitled to vote and will not affect the outcome of the proposal.

Detailed information regarding each of the proposals to be presented at the 2008 Annual Meeting, and the means by which stockholders may present proposals to be considered at the 2009 Annual Meeting, are presented on the following pages. Additional information about the Company, the Board and its committees, equity ownership of the Company, compensation of officers and directors and other matters can be found starting at page 10 with the section titled Ownership of the Company.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws (“Bylaws”) provide for the Company to have no fewer than six and no more than eleven directors serving on the Board. The number of seats on the Board is set annually by the Board prior to the Annual Meeting. The Board has fixed the number of directors to be elected at the Annual Meeting at nine.

Each nominee presented below, if elected, will serve as a director until the next Annual Meeting or until he or she is succeeded by another qualified director, resigns or is removed from the Board. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee, in which case the proxies will be voted for the alternative nominee, or elect to reduce the size of the Board.

The Nominees

The names of the nominees presented for election as directors at the Annual Meeting are listed below, along with information regarding when they joined the Board, their present principal occupation and their recent business experience, and their directorships on other public company boards of directors.

Each nominee listed below currently serves on the Board and there are no family relationships between any of the nominees or between the nominees and any officer of the Company.

Name, Principal Occupation and Other Directorships	Age	Year Commenced Service as a Director of the Company	Identified as Independent?
A. Thomas Bender	69	1994	No

Mr. Bender was elected Chairman of the Board in July 2002. He served as President and Chief Executive Officer of the Company from May 1995 through his retirement in October 2007. He also served as President of CooperVision, the Company’s contact lens subsidiary, from June 1991 to December 2004. He previously served in various operating roles beginning in October 1992. Between 1966 and June 1991, Mr. Bender held a variety of positions at Allergan, Inc. (a manufacturer of eye and skin care products), including Corporate Senior Vice President, and President and Chief Operating Officer of Herbert Laboratories, Allergan’s dermatology division. Mr. Bender also serves on the Board of Directors of iScience Interventional, Inc. and their compensation committee, as well as the Board of Directors for Mission Hospital Foundation in Mission Viejo, CA.

Name, Principal Occupation and Other Directorships	Age	Year Commenced Service as a Director of the Company	Identified as Independent?
Michael H. Kalkstein	65	1992	Yes

Mr. Kalkstein was a partner at Dechert LLP, an international law firm, from June 2003 through June 2007 and was Co-chair of the firm’s Intellectual Property Practice Group. He also served as the Managing Partner of Dechert’s Palo Alto office from June 2003 through December 2005. As of June 30, 2007, he has retired from active practice and continues to be “Of Counsel” to Dechert at their Mountain View, CA office. Previously, from September 1999 through May 2003, he was a partner at Oppenheimer, Wolff & Donnelly, LLP, an international law firm, and a member of its Policy and Technologies Committees. He has been a member of the Board of Trustees of Opera San Jose since 1984, serving as its President from 1992 to 1994, and is currently its Vice President of Long Range Planning. He was a member of the Alliance of CEOs from 2001 to June 2007 and was a member of the Board of Directors of the Law Foundation of Silicon Valley from 2002 to June 2007. Until January 2007, he also served as a director of the Northern California Chapter of the National Association of Corporate Directors.

Jody S. Lindell	56	2006	Yes

Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company. Until May 2000, Ms. Lindell was a partner with KPMG LLP where she served as Partner-In-Charge of the Industrial Markets and Healthcare and Life Sciences practices for the Western Area. Through September 2007, she served as a director and on the Audit and Director’s Loan Committees for First Republic Bank, a publicly traded financial institution. First Republic Bank was acquired and is no longer publicly traded. Ms. Lindell continues to serve on the Advisory Board and Advisors Loan Committee for First Republic Bank. Ms. Lindell is a Certified Public Accountant.

Moses Marx	72	1995	Yes

Mr. Marx has been the general partner of United Equities Company LLC since 1954 and General Partner of United Equities Commodities Company since 1972. He is also President of Momar Corporation. All of these are investment companies. He is also Chairman of the Board and a director of Berkshire Bancorp Inc., a publicly traded bank holding company.

Donald Press	74	1993	Yes

Mr. Press has been Executive Vice President of Broadway Management Co., Inc., an owner and manager of commercial office buildings, since 1981. Mr. Press is also a principal in Donald Press, P.C., a law firm, located in New York City. Mr. Press is a director of The Berkshire Bank, a wholly owned subsidiary of Berkshire Bancorp Inc. and he serves on its Audit Committee.

Steven Rosenberg	59	1993	Yes

Mr. Rosenberg has been President and Chief Executive Officer of Berkshire Bancorp Inc., a publicly traded bank holding company, since March 1999 and its Vice President, Finance and Chief Financial Officer since 1990. From September 1987 through March 1990, Mr. Rosenberg was President and Chief Executive Officer of Scomel Industries, Inc., an international marketing and consulting group. Prior to that, he was Vice President of Noel Industries, Inc., an apparel manufacturer and importer. He is currently a director of Berkshire Bancorp Inc.

Name, Principal Occupation and Other Directorships	Age	Year Commenced Service as a Director of the Company	Identified as Independent?
Allan E. Rubenstein, M.D.	63	1992	Yes

Dr. Rubenstein has served as Vice Chairman and Lead Director since July 2002, and served as Chairman of the Board from July 1994 through July 2002. He served as Acting Chairman of the Board from April 1993 through June 1994. He is Chief Executive Officer of NexGenix Pharmaceuticals and Clinical Professor of Neurology at Mount Sinai School of Medicine (NY). He served as a director of Bioimaging Technologies (BITI, Nasdaq), a specialty clinical trials company, from 2000 to 2003. He is also Medical Director Emeritus of the Children’s Tumor Foundation and a consultant to the National Institutes of Health, the U.S. Food and Drug Administration and the U.S. Department of Defense, where he served as Chair of the Army Neurofibromatosis Research Program Integration Panel in 2001.

Robert S. Weiss	61	1996	No

Mr. Weiss has served as Chief Executive Officer of the Company since November 2007 and has served as President of CooperVision, the Company’s contact lens subsidiary since March 2007. He previously served as Chief Operating Officer of the Company from January 2005 to October 2007 and as Executive Vice President from October 1995 to October 2007. He served as Chief Financial Officer from September 1989 to January 2005. He also served as Treasurer from 1989 to March 2002. Since joining the Company in 1977, he has held a number of finance positions both with the Company and Cooper Laboratories, Inc. (the Company’s former parent). Mr. Weiss is also a director and Chair of the Audit Committee of Accuray Incorporated, a company that develops and markets a sophisticated robotic radiosurgery system designed to treat tumors.

Stanley Zinberg, M.D., M.S.	73	1997	Yes

Dr. Zinberg, an obstetrician-gynecologist, served as Deputy Executive Vice President and Vice President of Practice Activities for the American College of Obstetricians and Gynecologists in Washington, D.C. from 1993 through his retirement in December 2007. From 1981 until 1993 he served as Chief, Obstetrics and Gynecology, and Director, OB-GYN Residency Program at NYU Downtown Hospital, where from 1990 through 1992 he also served as President of the Medical Staff and is currently a member of the Board of Trustees. He is certified by the American Board of Obstetrics and Gynecology and is a member of the faculty of the Departments of Obstetrics and Gynecology at New York University School of Medicine, the Cornell University College of Medicine and the Georgetown University School of Medicine. He is the author of numerous editorials, scientific papers and book chapters in the field of women’s healthcare. In addition, Dr. Zinberg obtained a Masters Degree in Health Administration, with an emphasis on not-for-profit finance, in 1990 from the Graduate School of Public Administration of New York University.

Current Directors

Each of the nominees currently serves on the Board. In addition, Mr. John Fruth is a current director of the Board.

Mr. Fruth was appointed to the Board in January 2005 upon consummation of the Company’s acquisition of Ocular Sciences, Inc. (“Ocular Sciences”) and thereafter nominated for election at the Company’s 2005 Annual Meeting of Stockholders in accordance with the Agreement and Plan of

Merger between the Company and Ocular Sciences, which required that he be nominated to serve as director of the Company.

Mr. Fruth founded Ocular Sciences in 1985 and served as Chairman of its Board of Directors from 1985 until January 2005 when Ocular Sciences was acquired by the Company. Mr. Fruth served as Chief Executive Officer of Ocular Sciences from 1985 to May 1999 and from May 2001 to August 2001. He also served as President of Ocular Sciences from 1985 to October 1997. Mr. Fruth held several positions in sales and marketing with Bausch and Lomb, Inc. and prior to founding Ocular Sciences, Mr. Fruth worked for the Company where he served as President of the contact lens business.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director presented above.

Nominees for director will be elected by the favorable vote of a plurality of the shares represented in person or by proxy at the Annual Meeting.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP to act as the Company’s independent registered public accounting firm and to audit the consolidated financial statements of the Company for the fiscal year ending October 31, 2008. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance.

KPMG LLP has served as the Company’s independent registered public accounting firm since the Company’s incorporation in 1980, and one or more representatives of KPMG LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of

KPMG LLP as the Company’s independent registered public accounting firm.

The proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company for the 2008 fiscal year requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2009 ANNUAL MEETING

Stockholder Proposals for Inclusion in the 2009 Proxy Statement

Stockholders wishing to present proposals under Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in the Company’s Proxy Statement for the 2009 Annual Meeting, must submit their proposals to the Company no later than October 14, 2008. Proposals should be sent to the Company at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588 and should be addressed to the attention of Carol R. Kaufman, Corporate Secretary.

Other Proposals and Stockholder Nominations for Director

The Company’s Bylaws provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at the Annual Meeting must notify the Corporate Secretary in writing no earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting and no later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting.

For the 2009 Annual Meeting, stockholders wishing to present proposals for consideration under these provisions must submit their nominations or proposals not earlier than November 18, 2008 and not later than December 18, 2008 in order to be considered. If, however, the date of the 2009 Annual Meeting is more than 30 days before or more than 70 days after March 18, 2009, stockholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public disclosure of the date of the meeting is first made by the Company). In addition, with respect to nominations for directors, if the number of directors to be elected at the 2009 Annual Meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to March 18, 2009, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. Nominations or proposals should be submitted, in writing, to the Company at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588 and should be addressed to the attention of Carol R. Kaufman, Corporate Secretary. A stockholder’s notice to nominate a director or bring any other business before the 2009 Annual Meeting must set forth certain information specified in the Company’s Bylaws.

In addition, the Nominating Committee of the Board will consider suggestions from stockholders for nominees for election as directors to be presented at the 2009 Annual Meeting. The person proposing the nominee must be a stockholder entitled to vote at the 2009 Annual Meeting, and the nomination must be made pursuant to timely notice.

Submitted proposals must be received between November 18, 2008 and December 18, 2008, and should include: 1) the nominee’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, 2) the name and address of the stockholder submitting the proposal or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and 3) the class and number of shares of the Company owned beneficially and of record by the stockholder or beneficial owner submitting the nomination. The Nominating Committee will consider nominees suggested by stockholders on the same terms as nominees selected by the Nominating Committee.

OWNERSHIP OF THE COMPANY

Principal Securityholders

The following table contains information regarding ownership of outstanding shares of the Company’s common stock. The table includes all individuals or groups who have advised the Company that they own more than five percent (5%) of our outstanding shares.

	Common Stock Beneficially Owned as of December 31, 2007
Name of Beneficial Owner	Number of Shares		Percentage of Shares
FMR Corp. 82 Devonshire Street Boston, MA 02109	4,450,287	(1)	9.937%
Manning & Napier Advisors, Inc. 290 Woodcliff Drive Fairport, NY 14450	3,243,626	(2)	7.2%
Shapiro Capital Management LLC 3060 Peachtree Road N.W., Suite 1555 Atlanta, GA 30305	2,676,930	(3)	6.01%
M&G Investment Management Limited Governor’s House Laurence Pountney Hill London EC4R 0HH United Kingdom	2,315,000	(4)	5.16%

(1)	All information regarding FMR Corp. and its affiliates is based on information disclosed in a Schedule 13G/A filed by FMR Corp. and Edward C. Johnson 3rd on September 7, 2007 (the “FMR Schedule 13G”). According to the FMR Schedule 13G, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 4,091,287 of these shares as a result of Fidelity Management & Research Company acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. One of these investment companies, Fidelity Low Priced Stock Fund, beneficially owns 2,500,012 shares, which is approximately 5.582% of the outstanding common stock of the Company. Edward C. Johnson 3d and FMR Corp, through their control of Fidelity, have the sole power to dispose of these 4,091,287 shares.

Strategic Advisers, Inc., a wholly owned subsidiary of FMR Corp., beneficially owns 100 of these shares and the sole power to vote or direct the vote of these 100 shares.

Pyramis Global Investors, LLC (“PGALLC”) beneficially owns 358,900 of the shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR Corp., though its control of PGALLC, each has sole power to vote or direct the vote, or to dispose of, these 358,900 shares.

(2)	All information regarding Manning & Napier Advisors, Inc. and its affiliates is based on information disclosed in a Schedule 13G/A filed by Manning & Napier Advisors, Inc. on February 12, 2007 (the “Manning & Napier Schedule 13G”). According to the Manning & Napier Schedule 13G, Manning & Napier beneficially owns and has the sole power to direct the disposition of these 458,940 shares, and the sole power to vote or direct the vote of 2,784,686 of these shares.

(3)	All information regarding Shapiro Capital Management LLC and its affiliates is based on information disclosed in a Schedule 13G/A filed by Shapiro Capital Management LLC on February 6, 2007 (the “Shapiro Capital Schedule 13G”). According to the Shapiro Capital Schedule 13G, Shapiro Capital Management beneficially owns and has the sole power to direct the disposition of these 2,676,930 shares, and the sole power to vote or direct the vote of 2,437,630 of these shares. Shapiro Capital Management has the shared power to vote or direct the vote of 239,300 of these shares.

(4)	All information regarding M&G Investment Management Limited and its affiliates is based on information disclosed in a Schedule 13G filed by M&G Investment Management Limited on November 8, 2007 (the “M&G Limited Schedule 13G”). According to the M&G Limited Schedule 13G, M&G Investment Funds, an investment advisory client of M&G Investment Management Limited, beneficially owns and has the sole power to direct the disposition and to vote or direct the vote of these 2,315,000 shares.

Securities Held by Management

The following table contains information regarding ownership of the Company’s common stock by each of its current directors and the executives named in the Summary Compensation Table, and by all of the current directors and executive officers as a group.

	Common Stock Beneficially Owned as of December 31, 2007
Name of Beneficial Owner	Number of Shares		Percentage of Shares
A. Thomas Bender	310,160	(1)	*
John D. Fruth	21,083	(2)	*
Michael H. Kalkstein	77,666	(3)	*
Jody S. Lindell	6,167	(4)	*
Moses Marx	137,932	(5)	*
Eugene J. Midlock	5,500	(6)	*
Steven M. Neil	10,250	(7)	*
Nicholas J. Pichotta	20,000	(8)	*
Donald Press	133,949	(9)	*
Steven Rosenberg	111,104	(10)	*
Allan E. Rubenstein, M.D.	48,304	(11)	*
Robert S. Weiss	397,608	(12)	*
Stanley Zinberg, M.D.	72,854	(13)	*
All current directors and executive officers as a group (21 persons)	1,677,151		3.73%

*	Less than 1%.

(1)	Includes 2,000 restricted shares granted to Mr. Bender pursuant to the terms of the 2006 Long-Term Incentive Plan for Non-Employee Directors (the “2006 Directors’ Plan”). Mr. Bender has sole voting power with respect to those 2,000 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 249,000 shares which Mr. Bender could acquire upon the exercise of currently exercisable stock options.

(2)	Includes 3,000 restricted shares granted to Mr. Fruth pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Mr. Fruth pursuant to the terms of the 1996 Long-Term Incentive Plan for Non-Employee Directors (the “1996 Directors’ Plan”). Mr. Fruth has sole voting power with respect to those 4,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plans. Also includes 14,583 shares which Mr. Fruth could acquire upon the exercise of currently exercisable stock options.

(3)	Includes 3,000 restricted shares granted to Mr. Kalkstein pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Mr. Kalkstein pursuant to the terms of the 1996 Directors’ Plan. Mr. Kalkstein has sole voting power with respect to these 4,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plans. Also includes 63,000 shares which Mr. Kalkstein could acquire upon the exercise of currently exercisable stock options.

(4)	Includes 3,667 restricted shares granted to Ms. Lindell pursuant to the terms of the 2006 Directors’ Plan. Ms. Lindell has sole voting power with respect to those 3,667 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan.

(5)	Includes 3,000 restricted shares granted to Mr. Marx pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Mr. Marx pursuant to the terms of the 1996 Directors’ Plan. Mr. Marx has sole voting power with respect to these 4,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plans. Also includes 35,000 shares which Mr. Marx could acquire upon the exercise of currently exercisable stock options.

(6)	Includes 5,000 shares which Mr. Midlock could acquire upon the exercise of currently exercisable stock options.

(7)	Includes 7,500 shares which Mr. Neil could acquire upon the exercise of currently exercisable stock options.

(8)	Includes 20,000 shares which Mr. Pichotta could acquire upon the exercise of currently exercisable stock options.

(9)	Includes 3,000 restricted shares granted to Mr. Press pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Mr. Press pursuant to the terms of the 1996 Directors’ Plan. Mr. Press has sole voting power with respect to these 4,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plans. Also includes 105,000 shares which Mr. Press could acquire upon the exercise of currently exercisable stock options.

(10)	Includes 3,000 restricted shares granted to Mr. Rosenberg pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Mr. Rosenberg pursuant to the terms of the 1996 Directors’ Plan. Mr. Rosenberg has sole voting power with respect to these 4,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plans. Also includes 95,000 shares which Mr. Rosenberg could acquire upon the exercise of currently exercisable stock options.

(11)	Includes 3,000 restricted shares granted to Dr. Rubenstein pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Dr. Rubenstein pursuant to the terms of the 1996 Directors’ Plan. Dr. Rubenstein has sole voting power with respect to these 4,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plans. Also includes 37,800 shares which Dr. Rubenstein could acquire upon the exercise of currently exercisable stock options.

(12)	Includes 5,108 shares held on account for Mr. Weiss under the Company’s 401(k) Savings Plan and 315,000 shares which Mr. Weiss could acquire upon the exercise of currently exercisable stock options.

(13)	Includes 3,000 restricted shares granted to Dr. Zinberg pursuant to the terms of the 2006 Directors’ Plan and 1,000 restricted shares granted to Dr. Zinberg pursuant to the terms of the 1996 Directors’ Plan. Dr. Zinberg has sole voting power with respect to these 4,000 shares; however, disposition is restricted pursuant to the terms of the 1996 Directors’ Plan and the 2006 Directors’ Plans. Also includes 65,000 shares which Dr. Zinberg could acquire upon the exercise of currently exercisable stock options.

Compliance with Section 16 Ownership Reporting Requirements

Section 16(a) of the Securities Exchange Act of 1934, requires the Company’s executive officers, directors and anyone owning more than ten percent of a registered class of the Company’s equity securities to file reports detailing ownership and changes in ownership with the SEC and the NYSE. SEC regulations also require these persons to provide a copy of all reports to the Company.

Based on our review of the copies of forms and related amendments received by the Company, we believe that during the 2007 fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent owners were met.

CORPORATE GOVERNANCE

The Board of Directors

The Board is elected annually and each of the Company’s directors stands for election every year. Presently the Board is comprised of ten directors, and all except Messrs. Bender and Weiss have been determined by the Board to be independent. In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements set forth by the NYSE and the SEC for independence from the Company and they have no relationship, direct or indirect, to the Company other than as stockholders or through their service on the Board. The Board and its active committees conduct regular self-evaluations and review director independence and committee composition to ensure continued compliance with regulations.

Messrs. Bender and Weiss served as executive officers of the Company during the 2007 fiscal year, and Mr. Weiss continues to serve as an executive officer in 2008. Neither Mr. Bender nor Mr. Weiss received any additional compensation for his service on the Board during the 2007 fiscal year. Directors who are not also employees of the Company (the “Non-Employee Directors”) are compensated for their services as described in the section titled Director Compensation on page 44.

Under the Company’s Corporate Governance Principles, directors are not permitted to serve on the boards of more than two other public companies while they serve on the Board.

Any interested party wishing to communicate with the Board, the Non-Employee Directors or a specific Board member, may do so by writing to the Board, the Non-Employee Directors or the particular Board member, and delivering the communication in person or mailing it to: Board of Directors, c/o Carol R. Kaufman, Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588. Communications will be distributed to specific Board member(s) as directed by the stockholder in the communication. If addressed generally to the Board, communications may be distributed to specific members of the Board as appropriate, depending on the material outlined in the stockholder communication. For example, if a communication relates to accounting, internal accounting controls or auditing matters, unless otherwise specified, the communication will be forwarded to the Chairman of the Audit Committee. From time to time, the Board may change the process by means of which stockholders may communicate with the Board or its members. Please refer to the Company’s website for any changes in this process.

Board Committees

The Board maintains four standing committees whose functions are described below. All committee members are independent directors and committee membership is determined by the Board. Each committee maintains a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. The committee charters are available in their entirety on the Company’s website at http://www.coopercos.com and to any stockholder otherwise requesting a copy.

During the 2007 fiscal year, the Board also maintained one special committee which was formed to conduct succession planning for the Chief Executive Officer position as discussed in more detail below.

The Audit Committee is responsible for providing advice with respect to the Company’s financial matters and assisting the Board in fulfilling its oversight responsibilities regarding: (a) the quality and integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) review of potential risk factors for the Company, (d) the qualifications, independence and performance of KPMG LLP in their role as the independent registered public accounting firm of the Company, (e) retention and engagement of the Company’s independent registered public accounting firm and oversight of their work, and (f) overseeing the performance of the Company’s internal audit function and reviewing the Company’s internal controls. The Audit Committee advises and makes recommendations to the Board regarding the financial, investment and accounting procedures and practices followed by the Company.

The members of the Audit Committee are Steven Rosenberg (Chair), Michael Kalkstein and Jody Lindell.

The Organization and Compensation Committee (the “Compensation Committee”) is responsible for reviewing and approving all aspects of the compensation paid to the Company’s Chief Executive Officer and all executives identified by the Compensation Committee as officers under Section 16(a) of the Securities Exchange Act of 1934. The Compensation Committee also approves all compensation for employees whose annual base salary is $300,000 or greater, regardless of whether they have been designated as officers under Section 16(a). Members of the Compensation Committee are not eligible to participate in any of the executive compensation programs of the Company.

The Compensation Committee approves base salary levels and overall compensation packages for the executive officers. The Compensation Committee also approves all awards under the Company’s equity and cash incentive bonus plans and has approval authority for all agreements providing for the payment of benefits following a change in control of the Company, severance following a termination of employment, or any other special arrangement with the executive officers or employees which would affect their compensation.

The members of the Compensation Committee are Michael Kalkstein (Chair), John Fruth, Donald Press, and Allan Rubenstein, M.D.

The Corporate Governance Committee is responsible for development, implementation, and maintenance of the corporate governance standards by which the Company conducts business, and advises and makes recommendations to the Board concerning the Company’s primary governance policies. The Corporate Governance Committee meets with the Chief Executive Officer and senior corporate staff as it deems appropriate.

The members of the Corporate Governance Committee are Donald Press (Chair), Steven Rosenberg, Allan Rubenstein, M.D. and Stanley Zinberg, M.D.

The Nominating Committee is responsible for the identification and selection of qualified candidates for nomination to the Company’s Board. The Nominating Committee believes that nominees for election to the Board must possess certain minimum qualifications and attributes. The nominee: 1) must meet the objective independence requirements set forth by the SEC and NYSE (other than executive nominees), 2) must exhibit strong personal integrity, character and ethics and a commitment to ethical business and accounting practices, 3) must not serve on more than two other public company boards, 4) must not be involved in on-going litigation with the Company or be employed by an entity which is engaged in such litigation, and 5) must not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct. The Nominating Committee will consider suggestions from stockholders for nominees for election as directors at the Company’s Annual Stockholder Meetings on the same terms as nominees selected by the Nominating Committee. Stockholder suggestions must be received on a timely basis and meet the criteria set forth in the information on Other Proposals and Stockholder Nominations for Director on page 9. As of the date of this Proxy Statement, no stockholder suggestions for director nominees have been received by the Nominating Committee. Except as set forth above, the Nominating Committee does not currently have a formal process for identifying and evaluating nominees for directors (including nominees recommended by stockholders).

The members of the Nominating Committee are Moses Marx (Chair), Allan Rubenstein, M.D. and Stanley Zinberg, M.D.

The Ad Hoc Succession Planning Committee was formed to conduct a review of potential candidates to assume the position of Chief Executive Officer following A. Thomas Bender’s planned retirement on October 31, 2007. The Ad Hoc Succession Planning Committee was composed of independent directors and did not operate under a written charter. During its term, the Ad Hoc Succession Planning Committee worked with independent consultants to identify and interview candidates, including one internal candidate, for the Chief Executive Officer position. The Ad Hoc Succession Planning Committee was formally disbanded on August 21, 2007 upon the successful conclusion of the Board’s succession planning efforts and the appointment of Robert S. Weiss to succeed Mr. Bender as the Company’s Chief Executive Officer.

The members of the Ad Hoc Succession Planning Committee were Michael Kalkstein (Chair), Allan Rubenstein, M.D. and Jody Lindell.

Meetings

The Board and committees met as follows during the Company’s fiscal year ended October 31, 2007:

Number of Meetings
Board of Directors .	17
Audit Committee.	9
Corporate Governance Committee.	2
Nominating Committee	2
Organization and Compensation Committee.	18
Ad Hoc Succession Planning Committee.	41

The Non-Employee Directors also meet routinely in executive session without the presence of management in connection with regular meetings of the Board and more often as they deem appropriate. Dr. Rubenstein, as Lead Director, presides over all executive sessions which he attends.

Currently the Company does not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, directors will be in attendance. Last year all of the directors were in attendance.

During the 2007 fiscal year, each director attended at least 90% of the aggregate of board meetings and meetings of committees on which the director served.

Corporate Governance Policies

The Company has an ongoing commitment to good governance and business practices. In furtherance of this commitment, the Company regularly monitors developments in the area of corporate governance and reviews Company processes and procedures in light of such developments. The Company complies with the rules and regulations promulgated by the SEC and the NYSE, and implements other corporate governance practices it believes are in the best interest of the Company and its stockholders. The Company believes that the policies currently in place enhance our stockholders’ interests.

Governance Principles

The Board has approved a set of Corporate Governance Principles (“Principles”) for the Company. The Principles are available in their entirety on the Company’s website at http://www.coopercos.com, and to any stockholder otherwise requesting a copy. The Principles set out Company standards for director qualifications, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, and performance evaluations of the Chief Executive Officer and of the Board and its committees.

Under the Principles, the Non-Employee Directors are required to maintain a minimum level of ownership in the Company’s common stock as set by the Board. Presently, this minimum ownership level is set at 2,500 shares of the Company’s stock. In order to meet this requirement, the shares must be held by the director without restriction. Newly elected directors are given one year from their date of election to meet the ownership requirements. All of the Non-Employee Directors were in compliance with this requirement during the 2007 fiscal year and continue to be in compliance as of the date of this Proxy Statement.

Ethics and Business Conduct Policy

The Company has adopted an Ethics and Business Conduct Policy (the “Ethics Policy”) that is available in its entirety on the Company’s website at http://www.coopercos.com and to any stockholder otherwise requesting a copy. All Company employees, officers, and directors, including the Chief Executive Officer and Chief Financial Officer, are required to adhere to the Ethics Policy in discharging their work-related responsibilities. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Ethics Policy.

Amendments to the Ethics Policy, and any waivers from the Ethics Policy granted to directors or executive officers will be made available through the Company’s website. At this time, the Ethics Policy has been amended once since it was adopted, and no waivers have been requested or granted.

Procedures for Handling Accounting Complaints

In keeping with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for receipt and handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In furtherance of this goal, the Company has established a confidential hotline managed by an independent third-party vendor through which employees may report concerns about the Company’s business practices.

Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement.

The Company has determined that there were no material related party transactions during the 2007 fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors—Steven Rosenberg (Chairman), Michael H. Kalkstein and Jody S. Lindell. The Board has determined that all members of the Audit Committee are financially literate as required by the NYSE and has also determined that both Mr. Rosenberg and Ms. Lindell meet the qualifications of an audit committee financial expert as defined by the SEC.

The Audit Committee operates under a written charter adopted by the Board in December 2004 and amended in December 2006. The Audit Committee’s charter is available in its entirety on the Company’s website at http://www.coopercos.com and to any stockholder otherwise requesting a copy.

The primary function of the Audit Committee is to provide advice with respect to the Company’s financial matters and to assist the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) review of potential risk factors for the Company; (iv) the qualifications, independence and performance of KPMG LLP (“KPMG”) in their role as the independent registered public accounting firm of the Company; (v) retention and engagement of the Company’s independent registered public accounting firm and oversight of their work and (vi) overseeing the performance of the Company’s internal audit department and reviewing the Company’s internal controls. The Audit Committee’s primary duties and responsibilities relate to:

a.	Management’s maintenance of the reliability and integrity of the accounting policies and financial reporting and financial disclosure practices of the Company;

b.	Management’s establishment and maintenance of processes to assure that an adequate system of internal controls is functioning effectively within the Company; and

c.	Engagement, retention and termination of the independent registered public accounting firm.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG, as the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with United States Generally Accepted Auditing Standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting.

The Audit Committee held nine meetings during the 2007 fiscal year, including regular meetings in conjunction with the close of each fiscal quarter, during which the Audit Committee reviewed and discussed the Company’s financial statements with management and KPMG. These Audit Committee meetings included, when appropriate, executive sessions with KPMG and executive sessions without the presence of either KPMG or management.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2007 with the Company’s management and KPMG, and management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 “Communication with Audit Committees”, as amended by SAS No. 91.

The Audit Committee also reviewed and discussed processes and procedures associated with the Company’s assessment of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 with KPMG, management, and internal audit personnel, including management’s assessment of such controls.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by KPMG. Under the Audit Committee’s charter, all engagements must be approved in advance by the Audit Committee. All engagements with estimated fees above $150,000 require consideration and approval by the full Audit Committee. The Chair of the Audit Committee has and may exercise authority to approve all engagements on behalf of the Audit Committee where the fees are estimated to be below $150,000. Management recommendations are considered in connection with such engagements, but management has no authority to approve engagements.

In the 2007 fiscal year, the Audit Committee received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed KPMG’s independence from the Company with the lead engagement partner. The Audit Committee also considered the non-audit services provided by KPMG and determined that the services provided are compatible with maintaining KPMG’s independence. The Audit Committee or its Chair approved all audit, audit related, tax and other services provided by KPMG for the fiscal year ended October 31, 2007. The total fees paid or payable to KPMG for the last two fiscal years are as follows:

	Fiscal Year Ended October 31, 2007	Fiscal Year Ended October 31, 2006
Audit Fees	$4,243,360	$3,844,325

Audit Related Fees: Professional services rendered for employee benefit plan audits, accounting assistance in connection with acquisitions and consultations related to financial accounting and reporting standards

	$-0-	$-0-
Tax Fees	$12,000	$8,500
All Other Fees: Professional services rendered for corporate secretarial support	$-0-	$-0-

Based on the Audit Committee’s discussions with management and KPMG, the Audit Committee’s review of the representation of management, and the written disclosures and the letter from KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007 for filing with the SEC.

THE AUDIT COMMITTEE

STEVEN ROSENBERG (CHAIRMAN)

MICHAEL H. KALKSTEIN

JODY S. LINDELL

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors:

Rodney E. Folden	Age: 60	Title:	Corporate Controller

Mr. Folden has served as Corporate Controller since February 2004. He served as Assistant Corporate Controller from March 1994 to February 2004. He has also held a variety of financial positions since joining the Company in 1987.

Carol R. Kaufman	Age: 58	Title:	Sr. Vice President of Legal Affairs, Secretary & Chief Administrative Officer

Ms. Kaufman has served as Senior Vice President of Legal Affairs since December 2004. She has served as Vice President and Chief Administrative Officer since October 1995 and was elected Vice President of Legal Affairs and Secretary in March 1996. From January 1989 through September 1995, she served as Vice President, Secretary and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company. She previously held a variety of financial positions with Cooper Laboratories, Inc. (the Company’s former parent) since joining that company in 1971. Ms. Kaufman currently serves as a director and member of the Audit Committee and the Compensation Committee of the Board of Directors for Chindex, Inc. (NASDAQ: CHDX), a publicly traded distributor of medical equipment and services in China.

Daniel G. McBride, Esq.	Age: 43	Title:	Vice President & General Counsel

Mr. McBride has served as General Counsel since November 2007 and Vice President since July 2006. He also served as Senior Counsel from February 2005 through November 2007. Prior to joining the Company, Mr. McBride was an attorney with Latham & Watkins LLP from October 1998 to February 2005, concentrating on mergers and acquisitions and corporate finance matters.

Jeffery A. McLean	Age: 54	Title:	President, the Americas of CooperVision, Inc.

Mr. McLean has served as President, the Americas, of CooperVision, the Company’s contact lens subsidiary, since June 2005. From January 2005 through June 2005, he served as President, U.S. Operations. Prior to that, Mr. McLean served as Vice President, Sales of CooperVision from February 2004 to December 2004. He has also served as Director of Marketing & National Accounts. Before joining CooperVision in September 2002, Mr. McLean was a consultant for Pfizer from February 2002 to August 2002. Prior to that Mr. McLean spent eighteen years at Bausch & Lomb Incorporated holding several management positions, his last as Vice President, Sales & Marketing.

Eugene J. Midlock	Age: 63	Title:	Vice President, Finance

Mr. Midlock has served as Vice President, Finance since November 2007. Prior to that, Mr. Midlock served as Vice President, Taxes from January 2005. From November 2003 until December 2004 he served as a consultant to the Company. During this period he also served as an instructor in the Master of Science in Taxation program of San Jose State University. From 1979 until he retired in 2002 he was a partner and held a number of leadership positions with KPMG.

Steven M. Neil	Age: 55	Title:	Executive Vice President & Chief Financial Officer

Mr. Neil has served as Executive Vice President since March 2007. He has served as Vice President and Chief Financial Officer since joining the Company in January 2005. He also served as Acting Treasurer from June 2005 to March 2006. Prior to that, he served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences from July 2003 to January 2005. From October 1997 until June 2003 he was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Sola International. Mr. Neil currently is a director and Chairman of the Audit Committee for the Board of Directors of Diamond Foods, Inc., a publicly traded specialty foods company.

Nicholas J. Pichotta	Age: 63	Title:	Chief Executive Officer of CooperSurgical, Inc.

Mr. Pichotta has served as Chief Executive Officer of CooperSurgical, the Company’s women’s healthcare business, since September 1992. He also served as President from September 1992 to December 2004. Prior to that he held various management positions with the Company from September 1989. From December 1986 to May 1988 he was President of the Surgical Laser Division of Cooper LaserSonics, Inc.

Paul L. Remmell	Age: 50	Title:	President & Chief Operating Officer of CooperSurgical, Inc.

Mr. Remmell has been President of CooperSurgical, the Company’s women’s healthcare business, since December 2004. He also has served as Chief Operating Officer since October 2000 and previously served as Vice President of Finance from 1991 to December 2004.

Andrew Sedgwick	Age: 42	Title:	President, EMEA of CooperVision, Inc.

Mr. Sedgwick has served as President, EMEA for CooperVision, the Company’s contact lens subsidiary, since September 2005. Prior to that he served as Managing Director, Northern Europe from May 2002. Mr. Sedgwick joined CooperVision in January 2000 having previously held various sales and marketing roles for Hydron Ltd. in the United Kingdom.

John A. Weber	Age: 43	Title:	President, Asia-Pacific of CooperVision, Inc.

Mr. Weber has served as President, Asia Pacific of CooperVision, the Company’s contact lens subsidiary, since April 2007. He served as Vice President, Worldwide Manufacturing & Distribution of CooperVision from January 2005 to March 2007. Prior to that he served as Executive Vice President, Worldwide Operations of Ocular Sciences from July 2003 to December 2004 and as Vice President, Manufacturing of Ocular Sciences from January 2001 to July 2003. Mr. Weber served in various other management positions at Ocular Sciences between 1993 and 2001.

Albert G. White III	Age: 38	Title:	Vice President, Investor Relations & Treasurer

Mr. White has served as Vice President, Investor Relations since November 2007 and has served as Vice President and Treasurer since joining the Company in April 2006. Prior to that he served as a Director with KeyBanc Capital Markets for three years and in a number of leadership positions within KeyBank National Association over the prior eight years.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with Management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

ORGANIZATION AND COMPENSATION COMMITTEE

MICHAEL H. KALKSTEIN (CHAIR)

DONALD PRESS

ALLAN E. RUBENSTEIN, M.D.

JOHN D. FRUTH

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s executive compensation program is overseen by the Organization and Compensation Committee of the Board of Directors (the “Compensation Committee”) and is designed to provide compensation for executive officers that is competitive within the Company’s industry and closely tied to Company performance and stockholder returns. As discussed in more detail below, the Company has a basic compensation structure for its executives with three components:

•	base salary,

•	annual cash incentive bonus, and

•	equity awards.

This structure applies to all executive officers, including the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives (the “Named Executive Officers”). The Compensation Committee sets base salary, annual cash incentive bonus targets and equity awards for the Named Executive Officers based on the responsibilities of each executive position, the executive’s experience level, assessment of executive performance and peer group company benchmarking information.

Compensation Objectives

The Company’s compensation philosophy places emphasis on the Company’s on-going performance and return to stockholders. The Compensation Committee specifically believes that compensation programs should:

•	Link compensation to a combination of individual achievement, Company performance and stockholder returns;

•	Encourage achievement of both short-term operational goals and long-term strategic objectives;

•	Structure executive incentive compensation in a way that allows proportional award opportunities based on Company performance objectives;

•	Maintain a proper balance between long-term and short-term incentives, with increased risk in connection with increased responsibility; and

•	Provide sufficiently competitive compensation packages to attract and retain high caliber personnel.

Based on this philosophy, the Compensation Committee structures executive compensation packages in a way that places a significant portion of compensation “at risk” to both long-term and short-term performance by the Company, while continuing to target total compensation at competitive levels within the Company’s industry and geographic region. For senior executives, the Compensation Committee intends “at risk” elements to make up more than half of total compensation, with the expectation that achievement of financial goals above industry norm and attainment of significant positive returns for stockholders will result in total compensation above median levels for the Company’s peer group.

Emphasis on Performance

Over the 10 years ending in approximately 2006, the Company had a history of strong financial performance, and executive compensation was set correspondingly. The Compensation Committee has historically set base salaries near median levels for the designated peer group, and set both short-term incentive bonus awards under the Company’s Incentive Payment Plans and long-term equity-based incentive awards with the expectation that the total compensation would be at or above the 75th percentile if the short and long term goals were achieved. At various points during the past ten years long-term and short-term performance goals were achieved, and this resulted in total compensation at or above the 75th percentile for the peer group.

In 2005, the Company acquired Ocular Sciences, Inc. and adopted a three-year integration plan. Since that time, the Company has not achieved the results expected due principally to changes in the contact lens market and, in part, due to the acquisition and integration process. Consequently, the Compensation Committee has changed its compensation targets and now expects total cash compensation for the Named Executive Officers to be at or below the median of the Company’s peer group until the Company returns to its prior performance of profitability growing faster than the market.

Since adjusting base salaries in May 2006, to reflect the larger, more complex business structure, salaries have been increased minimally, and discretionary awards under the Company’s annual Incentive Payment Plans have routinely been withheld for the top level executives, resulting in lower annual bonus payments. Also, poor stock performance has resulted in recent stock option awards being “underwater” and has kept these grants from having value for executives. Cumulatively, these factors have resulted in actual total compensation for the 2007 fiscal year for the Named Executive Officers at or below the 25th percentile for the Company’s peer group.

The Compensation Committee is in an ongoing process of evaluating and restructuring both the short-term and long-term compensation for the Named Executive Officers. The Incentive Payment Plans, which govern short-term bonuses, are revised on an annual basis to reflect the Company’s goals. The Compensation Committee is working closely with its independent consultant and management to revise its long-term incentives, and on possible alternative forms of equity awards which emphasize Company performance and returns to stockholders, while still having strong retention value for key executives, including the Chief Executive Officer.

Role of the Independent Consultant

The Compensation Committee retains an independent executive compensation consulting firm to assist with compensation analysis. Since 2002, J. Richard & Co. (“J. Richard”) has served as consultant to the Compensation Committee. In this capacity, J. Richard is retained by, and reports only to, the Compensation Committee. J. Richard does no other work for the Company. J. Richard was engaged to provide peer group benchmarking data to the Compensation Committee, as well as assist in setting equity award levels and other forms of compensation. J. Richard also provides information regarding key trends and developments in both cash and equity compensation for comparable publicly traded companies.

At the request of the Compensation Committee, J. Richard provides an annual report reviewing Named Executive Officer compensation and providing comparative information based on the designated peer group. Executive level positions, including the Chief Executive Officer, are compared to similar positions, based on company size and relative authority level, to determine appropriate compensation levels. J. Richard also performs a regression analysis to normalize the information contained in the report, which allows the Compensation Committee to fairly assess the comparability of the compensation utilized by companies of varying sizes within the peer group. The Compensation Committee uses the information presented in this report and advice from J. Richard to evaluate Company compensation levels against those in the peer group.

Peer Group & Benchmarking

The Compensation Committee has authority over the selection of an appropriate peer group for compensation comparisons. The Compensation Committee selects the peer group, with input from J. Richard and management, from publicly traded companies headquartered in the United States which the Compensation Committee considers comparable to the Company based on:

•	similarity of their product lines to those of the Company;

•	comparability to the Company based on size, as measured through annual revenue, market capitalization and other financial measures of organizational scope and complexity; and/or

•	the competitive market for executive talent.

The present peer group is composed of the following companies:

Advanced Medical Optics, Inc.	Dentsply International, Inc.	Mentor Corporation

Apria Healthcare Group, Inc.	Edwards Lifesciences Corporation	Millipore Corporation

Beckman Coulter, Inc.	Invitrogen Corporation	Respironics, Inc.

Bio-Rad Laboratories, Inc.	Kinetic Concepts, Inc.	Steris Corporation

Role of Management in Compensation Decisions

The Chief Executive Officer provides recommendations regarding: (1) appropriate peer group companies, (2) base salary and salary increases, (3) achievement of targets and awards under the Company’s Incentive Payment Plans, (4) appropriate overall equity grant levels for the Company and the structure of these grants and (5) special compensation awards to executives who have shown outstanding achievements during the year or on special projects. The Chief Executive Officer also makes specific recommendations to the Compensation Committee as to how these grants and awards should be allocated to the management team. Management recommendations are given full consideration by the Compensation Committee and are often discussed extensively between the Compensation Committee and J. Richard at meetings of the Compensation Committee.

In 2007, management also retained an executive compensation firm, Frederic W. Cook & Co, Inc. (“Frederic Cook”), to serve as management’s compensation consultant and to assist with management’s compensation recommendations. Mr. Weiss, as incoming Chief Executive Officer, had final authority for the retention of Frederic Cook, and Frederic Cook does no other work for the Company.

Management directed Frederic Cook to conduct a competitive compensation analysis for the Named Executive Officers in order to evaluate all aspects of executive compensation against the designated peer group companies. Frederic Cook reviewed compensation data for the Company and the peer group, including reports from J. Richard, and used this to provide a benchmarking analysis of the Company’s compensation for its Named Executive Officers as compared to peer group for financial performance, total compensation packages and compensation practices.

Management utilized Frederic Cook’s analysis to develop compensation recommendations for presentation to the Compensation Committee with regard to long-term equity compensation, possible performance based compensation components and a proposed Chief Executive Officer compensation package for Mr. Weiss. The Compensation Committee requested that J. Richard review the Frederic Cook report and work with the Compensation Committee to assess Frederic Cook’s findings and the reasonableness of management’s recommendations. The Compensation Committee also met with J. Richard and representatives from Frederic Cook in the course of evaluating compensation proposals and making final decisions.

Stock Ownership Guidelines

Beginning in the 2006 fiscal year, the Compensation Committee implemented guidelines for stock ownership by certain executive officers. In the 2007 fiscal year, the guidelines applied to the following Named Executive Officers: A. Thomas Bender, Robert S. Weiss and Steven M. Neil. Under the guidelines, these individuals are encouraged to hold a combination of stock and vested stock options equal in value to a designated multiple of their base salary. The target ownership is to be acquired within a specified time after the guidelines were adopted, or after they were appointed to specified executive positions. The guidelines applied in the 2007 fiscal year as follows:

Name	Target Ownership	To be Acquired By
A. Thomas Bender	5x base salary	12/14/08; not less than 1/3 per year
Robert S. Weiss	3x base salary	12/14/08; not less than 1/3 per year
Steven M. Neil	2x base salary	12/14/10; not less than 1/5 per year

For the purpose of meeting the guidelines, each of these executives should hold no less than one-half the required value in unrestricted stock; the balance of the required value (as measured from time to time) may be held in stock options as long as the options are vested.

Regular reports regarding compliance are provided to the Compensation Committee for review and consideration. The Compensation Committee considers instances of non-compliance on a case by case basis at the Compensation Committee’s discretion. The Compensation Committee considers several factors in determining the appropriate response to non-compliance, including: the duration and severity of the non-compliance, impact of fluctuations in stock price on compliance, and any mitigating circumstances. Messrs. Bender and Weiss were in full compliance with the guidelines during the 2007 fiscal year.

As of December 2007, the second anniversary of the adoption of the guidelines, Mr. Neil had not achieved the targeted level of ownership for this milestone. The Compensation Committee took into account that, unlike other officers subject to the stock ownership guidelines, Mr. Neil did not have in-the-money stock options and has not exercised any of the Company’s stock options in the past. The Compensation Committee requested that Mr. Neil use a minimum of half of the gross value of his cash incentive bonus under the Company’s 2007 Incentive Payment Plan for the purchase of shares to bring his personal equity holdings closer to a compliant level. Mr. Neil agreed with this request and made a purchase of 1,550 shares on January 16, 2008.

Chief Executive Officer Compensation

Compensation for the Chief Executive Officer position has been positioned significantly above the compensation of other Named Executive Officers in recognition of the significant role that the Chief Executive Officer plays in the Company’s operations and his extensive experience. This practice also reflects peer group compensation practices, which are considered in setting Chief Executive Officer compensation in order to ensure that the Company continues to be competitive.

A. Thomas Bender served as the Company’s Chief Executive Officer for the 2007 fiscal year. At the beginning of the 2007 fiscal year, the Compensation Committee reviewed Mr. Bender’s compensation package and discussed Mr. Bender’s achievements in the role of Chief Executive Officer. Based on the Company’s financial and stock market performance, the Compensation Committee determined not to increase Mr. Bender’s salary and to hold his participation under the Company’s Incentive Payment Plan and his equity grant at the same levels as the 2006 fiscal year.

Mr. Bender retired from the position of Chief Executive Officer at the end of the 2007 fiscal year and has been succeeded by Robert S. Weiss.

Components of Compensation

Base Salary

Salaries are currently positioned near median levels in order to keep a significant portion of total executive compensation dependent on “at risk” compensation components while remaining competitive with the peer group. As noted above, the Compensation Committee has successively lowered salary targets and correspondingly provided smaller salary increases for the Named Executive Officers to reflect Company performance over the past three years.

The Compensation Committee evaluates executive salary levels annually. Increases in annual base salary depend on changes in executive responsibility, overall execution of duties throughout the prior fiscal year and Company performance. Competitive market changes and conditions are also taken into account. Mid-year salary increases are occasionally granted based on special circumstances, such as a significant change in job responsibility or promotion.

At the beginning of the 2007 fiscal year, the Compensation Committee elected not to increase base salaries for the Named Executive Officers over the 2006 fiscal year salary levels. This decision was based on the Compensation Committee’s determination that increased salaries for the Named Executive Officers, with the exception of Mr. Pichotta, the Chief Executive Officer of CooperSurgical, were not merited based on the Company’s overall financial performance in the 2006 fiscal year. The Compensation Committee agreed to reconsider this decision after it reported its financial results for the second quarter of the 2007 fiscal year. Mr. Pichotta did receive a salary increase of 4% at the beginning of the 2007 fiscal year which the Compensation Committee believed was appropriate based on the financial achievements of CooperSurgical during the 2006 fiscal year.

In April 2007, the Company decided to restructure the management team. At that time, Mr. Weiss assumed the additional position of President of CooperVision and Mr. Neil was promoted to Executive Vice President and assumed responsibility for supply chain and information technology functions. When the Compensation Committee revisited the issue of salary increases for the Named Executive Officers during the third quarter, it was determined that a 4% mid-year salary increase would be granted to Messrs. Neil and Midlock in recognition of changes in cost of living, consistent with similar increases for Company employees generally. These increases effectively resulted in a 2% increase in salary in the 2007 fiscal year for Messrs. Midlock and Neil, consistent with the Compensation Committee’s lower compensation target. No other Named Executive Officers received salary increases at that time.

Annual Cash Incentive Bonus

Each year the Compensation Committee adopts an Incentive Payment Plan to govern short-term cash incentives for the Named Executive Officers and other key employees. Based on the approved fiscal year budget, Management presents a proposed Incentive Payment Plan to the Compensation Committee for review, revision and approval. The Incentive Payment Plan is part of the Compensation Committee’s practice of tying a significant portion of executive compensation directly to Company performance, and is structured to reward executive achievement of short-term financial goals.

The Compensation Committee sets the participation level for each Named Executive Officer under the Incentive Payment Plan, which determines the executive’s potential award as a designated percentage of their base salary for the fiscal year. Awards are based on: (1) achievement of specified financial targets and (2) a discretionary evaluation by the Compensation Committee. The relative weighting of quantitative and discretionary criteria are reset annually based on Company objectives.

Specifically, 75% of an award under the 2007 Incentive Payment Plan was tied to achievement of budgeted levels of revenue, cash flow and income for the Company (the “quantitative criteria”), allocated as follows:

•	35% to revenue,

•	20% to cash flow, and

•	20% to income.

These targets, and the associated weighting, were set based on an analysis of which factors of Company achievement were considered to be key to objectives for the 2007 fiscal year.

The remaining 25% of an award under the 2007 Incentive Payment Plan was subject to the discretion of the Compensation Committee and could be adjusted as deemed appropriate. The Compensation Committee may choose to significantly increase or decrease the discretionary portion of awards for the Named Executive Officers based on individual performance, overall performance of the Company or such other factors as the Compensation Committee believes are appropriate.

These financial criteria and award calculations have been used effectively by the Company to drive its growth for over 10 years. The weighting of the qualitative and quantitative factors was adjusted in 2006 and the adjusted weighting was retained for 2007. Prior to 2006, the quantitative criteria composed only 25% of the award and 75% of the award was discretionary. In 2006 and 2007, the weight of the quantitative criteria was increased to more closely tie the annual bonuses to specific levels of Company performance and quantitative measures. The Compensation Committee believes that this change in weighting more closely reflects the intention to tie compensation closely to Company financial performance.

In setting awards, each of the quantitative criteria was evaluated separately when determining if budget levels were achieved. For a total award payment associated with quantitative criteria to exceed 100%, all of the quantitative criteria must be achieved at a level of 95% of budget or greater, and such exemplary awards are capped at 200% of the targeted awards.

For the 2007 fiscal year, the actual percentage of budget achieved by the Company for revenue, cash flow and net income were:

Quantitative Criteria (1)	Actual Budget Achievement	% of Award Earned (Target)
Revenue	99%	33% (35%)
Cash flow	49%	0% (20%)
Net Income	79%	0% (20%)
Total		33% (75%)

(1)	Budgeted targets for revenue, cash flow and net income were $957 million, $65 million and $141 million, respectively. Net income, as defined in the Plan, is a non-GAAP measure and was adjusted positively in aggregate by $123.4 million, net of tax, from GAAP net income. Adjustments consisted of exclusions for: nonrecurring acquisition and restructuring costs, litigation expenses and stock option expenses.

Because actual achievement for cash flow and income was below 85% of budgeted targets no portion of any award was earned based on these quantitative criteria under the 2007 Incentive Payment Plan. Revenue was 99% of budgeted target and therefore resulted in an award equal to 33% of the possible 35% for this criterion, and total awards of 33% of the possible 75% of the quantitative portion of the total targeted bonus.

Based on the overall financial performance of the Company during the 2007 fiscal year, the Compensation Committee chose to withhold the discretionary portion of awards for Messrs. Bender and Weiss. However, the Compensation Committee did award Mr. Neil the full 25% of his discretionary award and Mr. Midlock 38% of his discretionary award portion, based on the accomplishments of both Messrs. Neil and Midlock during the 2007 fiscal year in connection with the reorganization of the CooperVision management structure. Mr. Midlock’s award also reflects his exceptional performance in resolving certain tax litigation.

Mr. Pichotta’s award was based on the budgeted revenue, cash flow and operating income for CooperSurgical. The actual percentages of budget achieved for CooperSurgical were:

Quantitative Criteria (1)	Actual Budget Achievement	% of Award Earned (Target)
Revenue	103%	46% (35%)
Cash flow	149%	40% (20%)
Operating income	115%	35% (20%)
Total		121% (75%)

(1)	Budgeted targets for revenue, cash flow, and operating income for CooperSurgical were $150 million, $24 million and $25 million, respectively. Operating income and cash flow for CooperSurgical, as defined in the Plan, are non-GAAP measures. Operating income was adjusted positively in aggregate by $8.6 million from GAAP operating income. Adjustments consisted of exclusions for: research and development expenses, non-recurring restructuring and acquisition costs litigation settlement costs, gain on sale of certain assets and stock option expenses. Cash flow consisted of operating income (as adjusted) plus $4.4 million, which is the aggregate of non-cash charges, changes in non-cash and cash equivalent asset accounts and changes in non-interest bearing accounts, other than income tax and intercompany accounts payable by CooperSurgical.

Mr. Pichotta received 159% of his possible target award as a result of the continued strong financial performance of CooperSurgical during 2007 and Mr. Pichotta’s role as Chief Executive Officer of CooperSurgical. Based solely on the quantitative financial criteria, Mr. Pichotta earned 121% of his possible quantitative target award and received an increased discretionary portion of his award of 38%, based on CooperSurgical’s achievements. This increased award was based on personal achievements in connection with the integration of various businesses acquired in 2006 and 2007.

Each Named Executive Officer’s targeted bonus, maximum bonus and actual award as a percentage of salary is as follows:

Named Executive Officer	2007 IPP Target as % of salary	2007 IPP Maximum Award as % of Salary	Actual 2007 IPP Award as % of salary (1)
A. Thomas Bender	75%	150%	25%
Robert S. Weiss	65%	130%	21%
Steven M. Neil	55%	110%	32%
Eugene J. Midlock	40%	80%	28%
Nicholas J. Pichotta	40%	80%	64%

(1)	Percentage reflects target percentage multiplied by actual award achievement.

Equity Awards

Equity incentive awards to Named Executive Officers for 2007 were made by the Compensation Committee under the Company’s 2007 Long-Term Incentive Plan (“2007 LTIP”). All options were granted at Fair Market Value on the date of grant in October 2007.

Grant Process and Timing

The Compensation Committee generally makes one award of equity annually in October, at the completion of the Company’s fiscal year. The annual grant is timed to provide equity awards near the outset of a new fiscal year, and awards are granted with consideration of past performance and the long-term goals and objectives of the Company with regard to stock performance. This timing of grants has been the Compensation Committee’s practice for over ten years.

Prior to the annual equity grant, the Compensation Committee submits a recommendation to the Board regarding whether equity awards should be made for the current fiscal year, and if so, the recommended aggregate amount and type of those awards. The Compensation Committee considers the total compensation value of potential awards, retention effectiveness, cost to the Company and effect on stockholder dilution in determining the recommended total amount of awards to be made for each fiscal year. The Compensation Committee also considers the accounting implications of SFAS 123R in its determination of the type of equity and appropriate award levels for grants.

Once the total equity award value has been approved by the Board, the Compensation Committee considers the amount to award to the Named Executive Officers. Recommendations from the Chief Executive Officer and from J. Richard, and historical grant levels based on the role and position of the executive, are given consideration in the process of setting executive award amounts. Award levels have been held close to constant for Named Executive Officers over the past five years.

Form of Equity Awards

The Compensation Committee has historically granted long-term compensation in the form of stock options with market performance vesting targets, coupled with a retention component that provided for outside time-based vesting after five years if the stock failed to perform but the executive remained with the Company. The Company was an early adopter of market performance dependent equity awards and has applied stock performance requirements to its equity awards for over ten years, generally in the form of vesting based on designated increases in the average trading price of the Company’s stock. If the Company’s performance is not recognized by the market through stock price appreciation and the Company’s returns are below expectation, equity awards may not deliver any value to the Named Executive Officers.

The Compensation Committee relies only on stock options, and not full-value shares, for awards to the Named Executive Officers in order to ensure that the awards will only have value to the executives when the Company also has positive stock market performance. The Compensation Committee believes it is important for these awards to reflect the direct influence that these executives have on company performance and stock price.

2007 Equity Awards

In 2007, the Named Executive Officers generally received the same number of stock options as in prior years, with grants ranging in amount from 27,500 to 66,000 stock options. In connection with his promotion to Chief Executive Officer, Mr. Weiss’ award was increased to 66,000 stock options to match the award value for the Chief Executive Officer in prior years. Messrs. Neil and Midlock also received slightly increased awards as compared to prior years to reflect additional responsibilities upon their promotions to Executive Vice President and Vice President, Finance, respectively. Mr. Bender did not receive an award under the 2007 LTIP in October 2007 due to his retirement on October 31, 2007.

The Company’s prior grants vested based on achievement of a series of stock price targets, with time based vesting after five years only if the stock price vesting had not been achieved. The Compensation Committee decided to revise option vesting criteria for the 2007 grant to provide greater retention incentives. They noted that option grants made in the prior three years did not have meaningful retention value because the Company stock price had fallen well below the exercise price of those prior grants.

In 2007, unlike prior grants, stock option grants vest ratably over four years, but vesting may accelerate in the event certain stock price targets are achieved. As granted, the options will vest in equal portions on the earlier of the first through fourth anniversaries of the date of grant, or upon the average closing price of the Company’s stock achieving gains from 12% to 40% in value.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to its Named Executive Officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to “qualified performance-based compensation.”

Generally, the Compensation Committee seeks to maintain the tax deductibility of the compensation for Named Executive Officers, to the extent that deductibility is feasible and consistent with the objectives of the Company’s compensation programs. The Compensation Committee considers ways to maximize the deductibility of executive compensation in the course of structuring the Company’s compensation policies, but intends to retain the necessary discretion to compensate Executives in a manner in keeping with overall compensation goals and strategies. Accordingly, the Compensation Committee may pay compensation which may not be deductible by reason of Section 162(m). The Company’s equity compensation plan is designed to be performance based so that option grants are tax deductible. Because of its discretionary portion, the Incentive Payment Plan is not structured in a way that bonuses payable under such plan will be qualified performance based under Section 162(m).

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows compensation paid to the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer for the 2007 fiscal year, and to each person who was, for the fiscal year ended October 31, 2007, among the three other most highly compensated executive officers of the Company or its subsidiaries.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value(2)	All Other Compensation(3)	Total
A. Thomas Bender President & Chief Executive Officer(4)	2007	$750,000	$-0-	$-0-	$189,161	$10,924	$19,649	$958,810

Robert S. Weiss Executive Vice President & Chief Operating Officer, and President of CooperVision, Inc.(4)	2007	$475,000	$-0-	$951,060	$103,838	$33,590	$14,746	$1,544,644

Steven M. Neil Executive Vice President & Chief Financial Officer	2007	$380,000	$25,000	$648,450	$121,220	$14,074	$13,823	$1,188,493

Eugene J. Midlock Vice President, Finance	2007	$329,333	$-0-	$396,275	$93,531	$24,732	$173,574	$992,713

Nicholas J. Pichotta Chief Executive Officer of CooperSurgical, Inc.	2007	$285,000	$-0-	$475,530	$181,260	$37,997	$45,710	$987,500

(1)	Amounts included in the Option Awards column represent the compensation cost recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards 123 (revised 2004) “Share-Based Payments” (SFAS123R). For a discussion of valuation assumptions, see Note 10, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2007.

(2)	Change in value of accumulated pension benefits was calculated as the difference between the value of accumulated benefits at October 31, 2007 and the value of accumulated benefits at October 31, 2006. The value of benefits at October 31, 2007 is based on a 6.25% discount rate and the RP2000 Mortality Tables and the value of benefits at October 31, 2006 is based on a 6.00% discount rate and the RP2000 Mortality Tables.

(3)	Amounts included in the All Other Compensation column consist of the following amounts:

A. Thomas Bender: 1) Automobile allowance and expenses: $10,886; and 2) Income associated to life insurance coverage in excess of $50,000: $8,763.

Robert S. Weiss: 1) Contributions to Company’s 401(k) account: $2,000; 2) Automobile allowance and expenses: $9,215; and 3) Income associated to life insurance coverage in excess of $50,000: $3,531.

Steven M. Neil: 1) Contributions to Company’s 401(k) account: $2,000; 2) Automobile allowance and expenses: $10,090; and 3) Income associated to life insurance coverage in excess of $50,000: $1,733.

Eugene J. Midlock: 1) Contributions to Company’s 401(k) account: $2,000; 2) Automobile allowance: $7,200; 3) Income associated to life insurance coverage in excess of $50,000: $2,245; 4) Partial buyout of Unfunded Pension Plan from prior employer: $162,129. The partial buyout of Mr. Midlock’s pension plan is discussed in more detail in the Narrative to the Summary Compensation Table below.

Nicholas J. Pichotta: 1) Contributions to Company’s 401(k) account: $2,000; 2) Automobile allowance: $5,829; 3) Income associated to life insurance coverage in excess of $50,000: $1,881; and 4) Living expenses: $36,000.

(4)	Mr. Bender retired on October 31, 2007 and no longer serves as President and Chief Executive Officer of the Company. Mr. Weiss has succeeded Mr. Bender and now holds the title of Chief Executive Officer of the Company. Mr. Bender continues to serve as Chairman of the Board.

Narrative to Summary Compensation Table

Bonus

The Compensation Committee approved payment of a $25,000 one-time cash bonus to Mr. Neil in recognition of his achievements in the reorganization of CooperVision’s operational structure and in connection with the additional operational responsibilities he assumed in connection therewith. The Compensation Committee felt that the payment of this bonus, although unusual, was appropriate to recognize Mr. Neil’s contributions to the Company’s reorganization efforts.

Non-Equity Incentive Plan Compensation

Non-equity incentives are provided to executives and key employees under the Company’s annual Incentive Payment Plan and the calculation of awards for the Named Executive Officers is discussed in detail in the Compensation Discussion and Analysis starting on page 23.

Messrs. Bender and Weiss were also paid a special incentive bonus in July 2007 under the Company’s 2007 Special Discretionary Bonus Plan. This plan was designed to provide an opportunity, based on specific business objectives, for these executives to earn a bonus up to a maximum award equivalent to the potential discretionary portion of their awards under the Company’s 2006 Incentive Payment Plan. The discretionary portion of these awards was withheld for Messrs. Bender and Weiss based on the Company’s stock performance in 2006. The maximum awards possible under this plan were $136,000 and $75,000, respectively, for Messrs. Bender and Weiss.

Based on performance in the first half of the 2007 fiscal year, and lower than anticipated achievement of manufacturing targets, the Compensation Committee granted minimal awards of $3,536 and $1,950 respectively to Messrs. Bender and Weiss under the 2007 Special Discretionary Bonus Plan.

Other Compensation

The Company’s Named Executive Officers receive limited non-salary based compensation. This additional compensation generally takes the form of automobile allowances and amounts provided in accordance with benefit plans which are also available to most Company employees, such as life insurance and matching contributions to 401(k) retirement accounts. In all cases these amounts are reviewed by the Compensation Committee and taken into consideration when reviewing overall executive compensation. Approval of perquisites and other non-salary based compensation is limited, and in most cases does not exceed $20,000 annually, with the exception of Nicholas J. Pichotta, who receives a set stipend of $36,000 per year for his annual living expenses in accordance with his employment arrangement with the Company. Mr. Midlock received a contractual payment of $162,129 which was negotiated at the time of his hiring, and approved by the Compensation Committee, in 2005 and which was conditioned upon his remaining employed by the Company for two years. This was a one-time payment that represented the actuarially determined value of certain pension benefits from his prior employer that were forfeited as a result of his accepting employment with the Company in 2005.

Grants of Plan-Based Awards

This table presents information regarding the possible awards payable under the Company’s 2007 Incentive Payment Plan and the value of certain equity awards made in October 2007. The 2007 Incentive Payment Plan and calculation of awards are discussed in detail in the Compensation Discussion and Analysis on page 23.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (2)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold	Target	Maximum
A. Thomas Bender	12/12/07	$28,125	$562,500	$1,125,000

Robert S. Weiss	10/25/07				66,000	$951,060
	12/12/07	$15,438	$308,750	$617,500

Steven M. Neil	10/25/07				45,000	$648.450
	12/12/07	$10,450	$209,000	$418,000

Eugene J. Midlock	10/25/07				27,500	$369,275
	12/12/07	$6,587	$131,733	$263,466

Nicholas J. Pichotta	10/25/07				30,000	$475,530
	12/12/07	$5,700	$114,000	$228,000

(1)	Amounts represent the threshold, target and maximum amounts which could have been paid to each Named Executive Officer under the Company’s 2007 Incentive Payment Plan. The final award amounts for 2007 were approved on the date indicated in the Grant Date column and the value of the final award amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32.

(2)	Option awards listed in this column were granted at an exercise price of $42.65 and will vest according to the following schedule:

a.	one-quarter will vest and become exercisable on the earlier of October 25, 2008 or when the average stock price over a 30 trading day period meets or exceeds $47.77 (12% over the exercise price);

b.	one-quarter will vest and become exercisable on the earlier of October 25, 2009 or when the average stock price over a 30 trading day period meets or exceeds $51.18 (20% over the exercise price);

c.	one-quarter will vest and become exercisable on the earlier of October 25, 2010 or when the average stock price over a 30 trading day period meets or exceeds $55.45 (30% over the exercise price); and

d.	one-quarter will vest and become exercisable on the earlier of October 25, 2011 or when the average stock price over a 30 trading day period meets or exceeds $59.71 (40% over the exercise price).

(3)	Amounts included in the Grant Date Fair Value of Stock and Option Awards column represent the compensation cost recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with SFAS123R. For a discussion of valuation assumptions, see Note 10, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2007.

Outstanding Equity Awards At Fiscal Year End

This table provides information regarding the equity award holdings of the Named Executive Officers as of the end of the 2007 fiscal year.

Option Awards
Name	Number Of Securities Underlying Unexercised Options (Exercisable)	Number Of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options	Option Exercise Price			Option Expiration Date
A. Thomas Bender(1)	100,000 100,000 66,000 33,000 0 0	0 0 0 0 0 0	0 0 0 33,000 66,000 66,000	$ $ $ $ $ $	22.44 35.69 41.44 68.66 67.65 57.95	(2) (3) (4) (5) (6) (7)	10/31/10 10/31/10 10/31/10 10/31/10 10/31/10 10/31/10

Robert S. Weiss	70,000 70,000 56,000 54,000 54,000 54,000 27,000 0 0 0	0 0 0 0 0 0 0 0 0 66,000	0 0 0 0 0 0 27,000 54,000 54,000 0	$ $ $ $ $ $ $ $ $ $	21.60 25.92 31.11 25.18 26.75 41.44 68.66 67.65 57.95 42.65	(8)(9) (10) (11) (12) (13) (4) (5) (6) (7) (14)	9/24/08 9/24/08 9/24/08 10/23/11 10/29/12 10/26/13 10/25/14 10/26/15 10/23/11 10/24/17

Steven M. Neil	7,500 0 0 0	0 0 0 45,000	22,500 40,000 40,000 0	$ $ $ $	73.40 67.65 57.95 42.65	(15) (6) (7) (14)	1/24/15 10/26/15 10/23/11 10/24/17

Eugene J. Midlock	5,000 0 0 0	0 0 0 27,500	15,000 20,000 20,000 0	$ $ $ $	73.40 67.65 57.95 42.65	(15) (6) (7) (14)	1/24/15 10/26/15 10/23/11 10/23/17

Nicholas J. Pichotta	10,000 10,000 0 0 0	0 0 0 0 33,000	0 10,000 25,000 25,000 0	$ $ $ $ $	41.44 68.66 67.65 57.95 42.65	(4) (5) (6) (7) (14)	10/26/13 10/25/14 10/26/15 10/23/11 10/24/17

(1)	Mr. Bender retired on October 31, 2007 and his outstanding stock options will expire in accordance with the terms of the associated option agreements, which were amended by the Compensation Committee of the Board to provide for continued vesting over a three year life after the date of retirement. Mr. Bender’s options will continue to vest during this three year period, in accordance with his agreements. Any outstanding stock options which have not vested by April 30, 2010 will vest and become immediately exercisable at that time.

(2)	Stock options were granted on March 26, 2002 and became fully vested and exercisable on December 31, 2004.

(3)	Stock options were granted on July 7, 2003 and became fully vested and exercisable on December 31, 2005.

(4)	Options were granted on October 27, 2003 and became vested and exercisable in equal amounts on each of May 1, 2004, May 2, 2005, May 1, 2006 and May 1, 2007.

(5)	Options were granted on October 26, 2004 and will become vested and exercisable as follows:

a.	one-quarter became vested and exercisable on May 2, 2005;

b.	one-quarter became vested and exercisable on May 1, 2006;

c.	one-quarter will vest and become exercisable on the earlier of when the average stock price over a 30 trading day period meets or exceeds $89.26 (30% over the exercise price) or October 26, 2009; and

d.	one-quarter will vest and become exercisable on the earlier of when the average stock price over a 30 trading day period meets or exceeds $96.12 (40% over the exercise price) or October 26, 2009.

All options not otherwise vesting according to these terms will vest and become exercisable on October 26, 2009.

(6)	Options were granted on October 27, 2005 and will become vested and exercisable as follows:

a.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $75.77 (12% over the exercise price);

b.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $81.18 (20% over the exercise price);

c.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $87.95 (30% over the exercise price), but not before May 1, 2008; and

d.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $94.71 (40% over the exercise price), but not before May 1, 2009.

All options not otherwise vesting according to these terms will vest and become exercisable on October 27, 2010.

(7)	Options were granted on October 24, 2006 and will become vested and exercisable as follows:

a.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $64.90 (12% over the exercise price);

b.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $69.54 (20% over the exercise price), but not before May 1, 2008;

c.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $75.34 (30% over the exercise price), but not before May 1, 2009; and

d.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $81.13 (40% over the exercise price), but not before May 1, 2010.

All options not otherwise vesting according to these terms will vest and become exercisable on May 24, 2011.

(8)	Stock options were granted on September 25, 1998 and became vested and exerciseable as follows:

a.	one-third became vested and exercisable on March 5, 2001 when the average stock price over a 30 trading day period met or exceeded the exercise price;

b.	one-third became vested and exercisable on December 31, 2002; and

c.	one-third became vested and exercisable on December 31, 2003.

(9)	Mr. Weiss exercised this grant on November 27, 2007 and the options are no longer outstanding as of the date of this proxy statement.

(10)	Stock options were granted on September 25, 1998 and became vested and exercisable as follows:

a.	one-half became vested and exercisable on September 7, 2001 when the average stock price over a 30 trading day period met or exceeded the exercise price; and

b.	one-half became vested and exercisable on December 31, 2003.

(11)	Stock options were granted on September 25, 1998 and became vested and exercisable as follows:

a.	one-half became vested and exercisable on May 30, 2003 when the average stock price over a 30 trading day period met or exceeded the exercise price; and

b.	one-half became vested and exercisable on December 31, 2004.

(12)	Options were granted on October 24, 2001 and became vested and exercisable on May 25, 2003 when the average stock price over a 30 calendar day period met or exceeded $30.22 (20% over the exercise price).

(13)	Options were granted on October 30, 2002 and became vested and exercisable as follows:

a.	one-half became vested and exercisable on April 10, 2003 when the average stock price over a 30 trading day period met or exceeded $32.10 (20% over the exercise price); and

b.	one-half became vested and exercisable on April 10, 2005.

(14)	Options were granted on October 25, 2007 and will become vested and exercisable as follows:

a.	one-quarter will vest and become exercisable on the earlier of October 25, 2008 or when the average stock price over a 30 trading day period meets or exceeds $47.77 (12% over the exercise price);

b.	one-quarter will vest and become exercisable on the earlier of October 25, 2009 or when the average stock price over a 30 trading day period meets or exceeds $51.18 (20% over the exercise price);

c.	one-quarter will vest and become exercisable on the earlier of October 25, 2010 or when the average stock price over a 30 trading day period meets or exceeds $55.45 (30% over the exercise price); and

d.	one-quarter will vest and become exercisable on the earlier of October 25, 2011 or when the average stock price over a 30 trading day period meets or exceeds $59.71 (40% over the exercise price).

(15)	Options were granted on January 25, 2005 and will become vested and exercisable as follows:

a.	one-quarter became vested and exercisable on July 26, 2005;

b.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $88.08 (20% over the exercise price);

c.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $95.42 (30% over the exercise price); and

d.	one-quarter will vest and become exercisable when the average stock price over a 30 trading day period meets or exceeds $102.76 (40% over the exercise price), but not before July 28, 2008.

All options not otherwise vesting according to these terms will vest and become exercisable on January 25, 2010.

Option Exercises and Stock Vested

The following table details the number of shares acquired on exercise of stock options during the 2007 fiscal year by the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
A. Thomas Bender	116,000	$2,881,960
Robert S. Weiss	-0-	$-0-
Steven M. Neil	-0-	$-0-
Eugene J. Midlock	-0-	$-0-
Nicholas J. Pichotta	5,000	$65,800

Pension Benefits Table

Credited service and value of the accumulated benefits payable as of October 31, 2007 under the Company’s Retirement Income Plan at the normal retirement age of 65 are as follows:

Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
A. Thomas Bender	15.33	$292,897	$-0-
Robert S. Weiss	29.75	$389,657	$-0-
Steven M. Neil	1.75	$24,074	$-0-
Eugene J. Midlock	1.75	$41,566	$-0-
Nicholas J. Pichotta	18.75	$338,367	$-0-

(1)	Present value is calculated as of the October 31, 2007 measurement date and is based on a 6.25% discount rate and the RP2000 Mortality Tables.

Narrative to Pension Benefits Table

The Company’s Retirement Income Plan was adopted in December 1983. The majority of the Company’s U.S. employees who work at least 1,000 hours per year are covered by the Retirement Income Plan. For services performed after December 31, 1988, members are entitled to an annual retirement benefit equal to 0.60% of base annual compensation up to $10,000 and 1.20% of base annual compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. For service prior to January 1, 1989, members are entitled to an annual retirement benefit equal to 0.75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.50% of base annual compensation in excess of the Social Security Wage Base for each year of service.

Based on the current accumulated benefits for the Named Executive Officers, the estimated annual benefits payable under this Plan upon retirement (at the normal retirement age of 65) are as follows:

Officer	Estimated Annual Benefits Payable
A. Thomas Bender(1)	$32,115
Robert S. Weiss	$61,712
Steven M. Neil	$30,655
Eugene J. Midlock	$8,605
Nicholas J. Pichotta	$41,207

(1)	Mr. Bender is over 65 years of age and therefore his payable benefits provided in this table reflect his actual accrued benefits as of January 1, 2007.

Potential Payments Upon Termination or Change in Control

During the 2007 fiscal year, the Company had agreements in place with each of the Named Executive Officers governing the terms of post-employment compensation in the event of a termination or change in control. The Company also adopted a Change in Control Severance Plan on May 21, 2007. The Change in Control Severance Plan provides severance benefits to certain key employees of the Company as recommended by Management. Agreements under this plan require the approval of the Compensation Committee before they are offered to executives. The Change in Control Severance Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). At the time of this proxy statement, approximately 20 employees, including Messrs. Neil and Midlock have agreements in place under this plan.

The following tables provide estimated amounts payable to each of the Named Executive Officers, except for Mr. Bender, assuming separation from the Company on October 31, 2007. The tables assume full achievement of targets under the applicable Incentive Payment Plan and that the value of equity awards was $42.10, which was the fair market value of the Company’s common stock on October 31, 2007. In all cases, amounts will be paid in either monthly installments or a lump sum payment at the executive’s election.

A. Thomas Bender

During the 2007 fiscal year, the Company had an employment and severance agreement in place with A. Thomas Bender. Upon his retirement on October 31, 2007, the agreement was terminated without triggering post-employment compensation obligations. Mr. Bender is eligible for normal retirement benefits under the Company’s Retirement Income Plan, which is available to most U.S. employees. He also continues in his position as Chairman of the Board and will continue to receive compensation from the Company as a non-employee director in accordance with the Company’s policies on Director Compensation (discussed below at page 45).

Post-Employment Compensation Upon Retirement on October 31, 2007
Present Value of Accumulated Pension Benefits	$290,385
Incentive Payment Plan	$185,625
Acceleration of Stock Option Vesting (1)	$-0-

Total Payable on Retirement	$476,010

(1)	Mr. Bender’s outstanding stock options granted prior to October 31, 2007 which were not vested at the time of his retirement will continue to vest according to the terms of the underlying option agreements. In all cases, any of these stock options which are not otherwise vested as of April 30, 2010 will vest and become exercisable at that time. These options will expire on October 31, 2010.

Robert S. Weiss

The Company has a severance agreement in place with Robert S. Weiss that originally took effect on August 21, 1989 and continues in effect until Mr. Weiss’ employment terminates and all severance obligations have been fulfilled. Under the agreement, Mr. Weiss would be entitled to a payment of up to 150% of his base salary in the event of his: 1) termination by the Company without cause, 2) termination within 90 days of a change in control event, 3) voluntary resignation with good reason or 4) separation after a request to relocate more than 50 miles from his current workplace. He would also be entitled to a pro rated portion of his bonus under the applicable Incentive Payment Plan, immediate vesting in his currently accrued benefits under the Retirement Income Plan, and continued coverage under the Company’s benefits program for up to 18 months. Mr. Weiss’ outstanding stock options would also become immediately vested and exercisable, to the extent they were not already exercisable, if his employment were terminated for any of these reasons.

The agreement with Mr. Weiss also provides for certain limited payments in the event that he voluntarily resigns his position without good reason. In the event of such resignation, Mr. Weiss is required to provide a minimum of 45 days notice to the Company of the resignation and can receive a percentage of his current annual base salary equal to the number of days notice provided divided by 360 (e.g. 45 / 360 = 12.5%), up to a maximum of 25%.

	Voluntary Resignation	Termination without Cause	Resignation for Good Reason	Termination after Change of Control	Separation After Request to Relocate	Retirement
Severance Payment(1)	$118,750	$712,500	$712,500	$475,000	$475,000	$—
Incentive Payment Plan(2)	$101,888	$101,888	$101,888	$101,888	$101,888	$101,888
Present Value of Accumulated Pension Benefits(3)	$-0-	$382,095	$382,095	$382,095	$382,095	$382,095
Stock Options(4)	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
Benefits(5)	$-0-	$13,178	$13,178	$8,785	$8,785	$-0-

Total Payable on Separation	$220,638	$1,209,661	$1,209,661	$967,768	$967,768	$483,983

(1)	Represents 150% of base salary for fiscal year 2007 in the event of termination by the Company without cause or voluntary termination with good reason. Represents 100% of base salary for fiscal year 2007 upon termination within 90 days of a change in control or after a request to relocate. Represents 25% of base salary for fiscal year 2007 (the maximum amount allowed under the agreement) in the event of a voluntary resignation without good reason with a minimum of 45 days notice.

(2)	Represents the bonus award payable to Mr. Weiss under the 2007 Incentive Payment Plan which was earned in full as of October 31, 2007.

(3)	Upon termination, Mr. Weiss will fully vest in all benefits due under the Company’s Retirement Income Plan, or receive substantially equivalent benefits in the event the terms of the Retirement Income Plan prevent immediate vesting. (The Retirement Income Plan is discussed above in connection with the Pension Benefits Table on page 38.)

(4)	Upon termination without cause, voluntary resignation with good reason, termination after a change in control or separation after a request to relocate, Mr. Weiss’ outstanding stock options which were not vested will immediately become fully vested and exercisable. As of October 31, 2007, Mr. Weiss’ outstanding options which would be subject to acceleration upon his termination were “underwater” and held no immediate value.

(5)	In the event that Mr. Weiss elects to receive his severance pay in monthly installments, he and his dependents will be eligible to continue participation in the Company’s life, accident, long-term disability, health and dental group insurance plans until all severance benefits have been paid. Amounts presented reflect the value of benefits, based on benefits paid in the 2007 fiscal year, over 12 months in the event of termination within 90 days of a change in control or after a request to relocate or over 18 months in the event of termination by the Company without cause or voluntary termination with good reason.

Steven M. Neil

The Company has a change in control agreement in place with Steven M. Neil that took effect on June 8, 2007. The agreement was entered into under the Company’s Change in Control Severance Plan and continues in effect until Mr. Neil’s employment terminates and all severance obligations have been fulfilled. Under the agreement, Mr. Neil would be entitled to a payment of 200% of his base salary in the event of his termination by the Company without cause or his voluntary resignation with good reason within 1 year of a change in control event.

Mr. Neil would also be entitled to a pro rated portion of his bonus under the applicable Incentive Payment Plan, immediate vesting in his currently accrued benefits under the Retirement Income Plan, continued coverage under the Company’s benefits program for up to 24 months and payment of all salary and vacation which was accrued but unpaid at the date of termination. All outstanding stock options would also become immediately vested and exercisable, to the extent they were not already exercisable, if Mr. Neil’s employment were terminated.

	Termination without Cause	Termination after Change of Control	Retirement
Severance Payment(1)	$56,400	$780,000	$-0-
Incentive Payment Plan(2)	$121,220	$121,220	$121,220
Present Value of Accumulated Pension Benefits(3)	$-0-	$21,519	$21,519
Stock Options(4)	$-0-	$-0-	$-0-
Benefits(5)	$-0-	$8,745	$-0-

Total Payable on Separation	$177,620	$931,484	$142,739

(1)	Represents 200% of base salary for fiscal year 2007 in the event of termination within one year of a change in control and approximately 2 months severance in the event of other termination without cause per Company policy for all employees

(2)	Represents the bonus award payable to Mr. Neil under the 2007 Incentive Payment Plan which was earned in full as of October 31, 2007.

(3)	Upon termination after a change in control or upon resignation with good reason after a change in control, Mr. Neil will fully vest in all benefits due under the Company’s Retirement Income Plan, or receive substantially equivalent benefits in the event the terms of the Retirement Income Plan prevent immediate vesting. (The Retirement Income Plan is discussed above in connection with the Pension Benefits Table on page 38.)

(4)	Upon termination after a change in control or resignation with good reason after a change in control, Mr. Neil’s outstanding stock options which were not vested will immediately become fully vested and exercisable. As of October 31, 2007, Mr. Neil’s outstanding options which would be subject to acceleration upon his termination were “underwater” and held no immediate value.

Eugene J. Midlock

The Company has a change in control agreement in place with Eugene J. Midlock that took effect on June 8, 2007. The agreement was entered into under the Company’s Change in Control Severance Plan and continues in effect until Mr. Midlock’s employment terminates and all severance obligations have been fulfilled. Under the agreement, Mr. Midlock would be entitled to a payment of 200% of his base salary in the event of his termination by the Company without cause or his voluntary resignation with good reason within 1 year of a change in control event.

Mr. Midlock would also be entitled to a pro rated portion of his bonus under the applicable Incentive Payment Plan, immediate vesting in his currently accrued benefits under the Retirement

Income Plan, continued coverage under the Company’s benefits program for up to 24 months and payment of all salary and vacation which was accrued but unpaid at the date of termination. All outstanding stock options would also become immediately vested and exercisable, to the extent they were not already exercisable, if Mr. Midlock’s employment were terminated.

	Termination without Cause	Termination after Change of Control	Retirement
Severance Payment (1)	$48,880	$700,000	$-0-
Incentive Payment Plan (2)	$93,531	$93,531	$93,531
Present Value of Accumulated Pension Benefits (3)	$-0-	$37,118	$37,118
Stock Options (4)	$-0-	$-0-	$-0-
Benefits (5)	$-0-	$12,080	$-0-

Total Payable on Separation	$142,411	$842,729	$130,649

(1)	Represents 200% of base salary for fiscal year 2007 in the event of termination within one year of a change in control and approximately 2 months severance in the event of other termination without cause per Company policy for all employees

(2)	Represents the bonus award payable to Mr. Midlock under the 2007 Incentive Payment Plan which was earned in full as of October 31, 2007.

(3)	Upon termination after a change in control or upon resignation with good reason after a change in control, Mr. Midlock will fully vest in all benefits due under the Company’s Retirement Income Plan, or receive substantially equivalent benefits in the event the terms of the Retirement Income Plan prevent immediate vesting. (The Retirement Income Plan is discussed above in connection with the Pension Benefits Table on page 38.)

(4)	Upon termination after a change in control or resignation with good reason after a change in control, Mr. Midlock’s outstanding stock options which were not vested will immediately become fully vested and exercisable. As of October 31, 2007, Mr. Midlock’s outstanding options which would be subject to acceleration upon his termination were “underwater” and held no immediate value.

Nicholas J. Pichotta

The Company has an employment and severance agreement in place with Nicholas J. Pichotta that originally took effect on April 26, 1990 and was amended November 1, 1992. The agreement continues in effect until Mr. Pichotta’s employment terminates and all severance obligations have been fulfilled. Under the agreement, Mr. Pichotta would be entitled to a payment of 100% of his base salary in the event of his: 1) termination by the Company without cause, 2) termination within 90 days of a change in control event, or 3) voluntary resignation with good reason.

Mr. Pichotta’s payment would increase to 150% of his base salary in the event of: 1) a termination within 6 months of the change in control or 2) separation after a request to relocate more than 50 miles from his current workplace. He would also be entitled to a pro rated portion of his bonus under the applicable Incentive Payment Plan, immediate vesting in his currently accrued benefits under the Retirement Income Plan, continued payment of his automobile allowance for 90 days from the date of termination and continued coverage under the Company’s benefits program for up to 24 months from the date of termination in the event of termination for any of these reasons.

The agreement with Mr. Pichotta also provides for certain limited payments in the event that he voluntarily resigns his position without good reason. In the event of such resignation, Mr. Pichotta is required to provide a minimum of 90 days notice to the Company of the resignation and will receive a severance payment equal to 25% of his annual base salary.

	Voluntary Resignation	Termination without Cause	Resignation for Good Reason	Termination after Change of Control	Separation After Request to Relocate	Retirement
Severance Payment (1)	$71,250	$285,000	$285,000	$427,500	$427,500	$-0-
Incentive Payment Plan (2)	$181,260	$181,260	$181,260	$181,260	$181,260	$181,260
Present Value of Accumulated Pension Benefits (3)	$-0-	$330,242	$330,242	$330,242	$330,242	$330,242
Perquisites (4)	$-0-	$900	$900	$900	$900	$-0-
Benefits (5)	$-0-	$7,932	$7,932	$11,899	$11,899	$-0-

Total Payable on Separation	$252,510	$805,334	$805,334	$951,801	$951,801	$511,502

(1)	Represents 100% of base salary for fiscal year 2007 in the event of termination by the Company without cause or voluntary resignation with good reason. Represents 150% of base salary for fiscal year 2007 in the event of termination after a request to relocate or termination within 90 days of a change in control. Represents 25% of base salary for fiscal year 2007 in the event of a voluntary resignation without good reason with a minimum of 90 days notice.

(2)	Represents the bonus award payable to Mr. Pichotta under the 2007 Incentive Payment Plan which was earned in full as of October 31, 2007.

(3)	Upon termination, other than voluntary resignation, Mr. Pichotta will fully vest in all benefits due under the Company’s Retirement Income Plan, or receive substantially equivalent benefits in the event the terms of the Retirement Income Plan prevent immediate vesting. (The Retirement Income Plan is discussed above in connection with the Pension Benefits Table on page 38.)

(4)	Upon termination, other than voluntary resignation, Mr. Pichotta will be entitled to continued payment of his automobile allowance for 90 days from the date of termination.

(5)	In the event that Mr. Pichotta’s employment is terminated, he and his dependents will be eligible to continue participation in the Company’s life, accident, long-term disability, health and dental group insurance plans for up to 24 months after the date of termination. Amounts in this column reflect the value of benefits, based on benefits paid in the 2007 fiscal year, over 24 months.

DIRECTOR COMPENSATION

Compensation of the Non-Employee Directors is reviewed by the Compensation Committee and approved by the Board based on the Compensation Committee’s recommendations. The responsibilities and time commitment involved for directors of a publicly traded company are substantial, and with recent changes in corporate governance standards, highly qualified and experienced directors are in high demand; therefore, the Compensation Committee seeks to provide appropriate economic incentives for the Company’s directors and to compensate them appropriately for their continued performance, workload and dedication. The Compensation Committee takes these factors into account in making recommendations to the Board with regard to changes in the Non-Employee Director compensation package.

The Compensation Committee also receives an analysis from their independent consultant, J. Richard & Co. (“J. Richard”), with regard to Non-Employee Director compensation. The Compensation Committee reviews and analyzes the information provided by J. Richard in determining whether to recommend to the Board that changes be made to current compensation levels for Non-Employee Directors. The total compensation awarded to the Non-Employee Directors is set at levels the Board believes are appropriate given the competitive market for qualified directors and the time commitment expected of the Non-Employee Directors. Director compensation is reviewed regularly and modified as the Board considers necessary or appropriate.

Stipends and Committee Chair Compensation

The Company compensates each Non-Employee Director based upon his or her service to the Company, including attendance at meetings and service on committees of the Board. Annual cash retainers, stipends for service as a committee chair, and equity compensation grants are designed to correspond to the relative responsibility of each director and are regularly reviewed to ensure they meet this standard.

Directors who are also employees of the Company receive no additional compensation for their service as directors.

For fiscal year 2007, each Non-Employee Director received a retainer of $30,000 for their services as a director of the Company. Dr. Rubenstein received an additional stipend of $10,000 per annum for his service as Lead Director in the 2007 fiscal year.

Chair Stipends and Meeting Payments

The Non-Employee Directors who served as Committee Chairs received an additional stipend in recognition of their time devoted to the Company in this capacity. Stipend amounts are structured to reflect the additional requirements placed on each committee chair.

Committee Chair Stipends:
Audit Committee Chair (Steven Rosenberg)	$15,000 per year
Organization and Compensation Committee Chair (Michael Kalkstein)	$12,000 per year
Corporate Governance Committee Chair (Donald Press)	$10,000 per year
Nominating Committee Chair (Moses Marx)	$1,000 per year

The Non-Employee Directors are also compensated for attendance at meetings as follows:

Fee per Meeting:
Meetings held in person by the Board or any Committee of the Board	$2,000 per meeting
Meetings held telephonically by the Board or any Committee of the Board and lasting more than 2 hours	$2,000 per meeting
Meetings held telephonically by the Board or any Committee of the Board and lasting less than 2 hours	$1,000 per meeting

In the event that more than one meeting occurs on the same day, Non-Employee Directors will not be compensated more than $2,000 per day for meeting attendance.

Non-Employee Directors are also compensated for time spent substantially on work for the Company at an hourly rate of $250, not to exceed $2,000 for any day. Non-Employee Directors will also be compensated, commencing November 1, 2007, for up to one travel day in connection with meetings, up to $2,000 per day.

Equity Compensation

In addition to cash compensation, the Non-Employee Directors participate in the 2006 Long-Term Incentive Plan for Non-Employee Directors (the “2006 Directors’ Plan”), which provides for annual equity grants in the form of restricted stock and stock options. The Board feels that Non-Employee Director compensation, like executive compensation, should contain a significant equity component in order to align director and stockholder interests. Grant dates, award amounts and vesting criteria for these annual equity grants are set by the terms of the 2006 Directors’ Plan.

The 2006 Directors’ Plan was approved by stockholders on March 21, 2006 and provides for two equity grants to the Non-Employee Directors each November as follows:

(a)

a grant of stock options on November 1st of 17,500 options to each Non-Employee Director (18,900 options in the case of the Lead Director), with an exercise price equal to 100% of the Fair Market Value (defined as the average of the high and low trading prices on the grant date as reported on http://finance.yahoo.com) of the Company’s common stock on the date of grant; and

(b)	a grant of restricted stock on November 15th which entitles each Non-Employee Director to purchase 1,000 shares of restricted stock at par value.

The stock options become exercisable when the Average Closing Price (as defined in the 2006 Directors’ Plan) of the Company’s common stock appreciates 10% from the Fair Market Value on the date of grant, or on the fifth anniversary of the grant date, whichever comes first. On November 1, 2006, the Non-Employee Directors received a grant of stock options at an option price of $57.87, which will become exercisable when the Average Closing Price of the common stock achieves $63.66 or on November 1, 2011, whichever comes first.

Restrictions are removed from the restricted stock awards when the Average Closing Price of the Company’s common stock appreciates 10% from the Fair Market Value on the date of grant (provided that date is not less than one year from the date of grant), or on the fifth anniversary of the grant date, whichever comes first. On November 15, 2006, the Non-Employee Directors received restricted stock awards. Restrictions will be removed from the restricted stock when the Average Closing Price of the Company’s common stock achieves $59.20 (but not before November 15, 2007), or on November 15, 2011, whichever comes first.

Stock options and restricted stock granted under the 2006 Directors’ Plan will also become exercisable and have restrictions removed, respectively, when a Non-Employee Director ceases to serve on the Board, unless such service is terminated for cause (as defined in the 2006 Directors’ Plan). Restrictions are immediately lifted and options become immediately exercisable upon termination of service and remain exercisable for three years.

The 2006 Directors’ Plan also provides that, upon appointment to the Board, new Non-Employee Directors receive a grant of 17,500 stock options and 1,000 shares of restricted stock, prorated in accordance with the number of months of service remaining in the fiscal year in which they were appointed.

Director Compensation Table

The following table sets forth the total cash and equity compensation paid to the Non-Employee Directors for their service on the Board and its committees during the last completed fiscal year. At present, the Non-Employee Directors are not eligible to participate in Company pension programs and no deferred compensation or non-equity incentive plans are available to Non-Employee Directors.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Total
Allan E. Rubenstein, M.D.	$154,500	$53,630	$382,688	$590,068

John D. Fruth	$84,500	$53,630	$354,340	$492,470

Michael Kalkstein	$188,500	$53,630	$354,340	$596,470

Jody S. Lindell	$148,500	$53,630	$354,340	$556,470

Moses Marx	$59,000	$53,630	$354,340	$466,970

Donald Press	$97,000	$53,630	$354,340	$504,970

Steven Rosenberg	$96,000	$53,630	$354,340	$503,970

Stanley Zinberg, M.D.	$61,000	$53,630	$354,340	$468,970

(1)	Fees earned represent the total fees paid to the named Non-Employee Directors for their service during the most recent fiscal year, including: a) the annual stipends paid to each Non-Employee Director for their service on the Board, b) annual stipends paid to Committee Chairs, c) fees for all Board and committee meetings attended during the designated fiscal year, and d) compensation for other time spent substantially on Company business.

(2)	Represents the value of Restricted Stock Awards issued on November 15, 2006 under the 2006 Directors’ Plan. These awards entitle the recipient to purchase 1,000 restricted shares of common stock of the Company, par value of $0.10 per share. Each of the listed directors currently holds 4,000 shares of the Company’s stock subject to restrictions, inclusive of the shares in the Director Compensation Table, with the exception of Ms. Lindell who holds 3,667 shares.

The amounts shown are the compensation costs recognized in the Company’s financial statements for the 2007 fiscal year in accordance with SFAS123R. For a discussion of valuation assumptions, see Note 10, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2007.

(3)	Represents the value of stock options granted on November 1, 2006 under the 2006 Directors’ Plan. Each listed director was granted 17,500 options (18,900 in the case of Dr. Rubenstein) to purchase shares of the Company’s common stock. All options have an exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant, which was $57.87.

The amounts shown are the compensation costs recognized in the Company’s financial statements for the 2007 fiscal year in accordance with SFAS123R. For a discussion of valuation assumptions, see Note 10, Employee Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2007.

The Non-Employee Directors had the following options outstanding at October 31, 2007:

Name	Grant Date	Option Exercise Price		Outstanding Options	Expiration Date
Allan E. Rubenstein, M.D.	11/3/03 11/1/04 11/1/05 11/1/06	$ $ $ $	43.98 69.39 69.01 57.87	18,900 18,900 18,900 18,900	11/3/13 11/1/14 10/31/15 10/31/16

John D. Fruth	1/6/05 11/1/05 11/1/06	$ $ $	72.94 69.01 57.87	14,583 17,500 17,500	1/6/15 10/31/15 10/31/16

Michael H. Kalkstein	11/1/02 11/3/03 11/1/05 11/1/04 11/1/06	$ $ $ $ $	26.23 43.98 69.01 69.39 57.87	29,000 17,500 17,500 17,500 17,500	11/1/12 11/3/13 10/31/15 11/1/14 10/31/16

Jody S. Lindell	3/21/06 11/1/06	$ $	55.33 57.87	11,667 17,500	3/21/16 10/31/16

Moses Marx	11/1/02 11/3/03 11/1/05 11/1/04 11/1/06	$ $ $ $ $	26.23 43.98 69.01 69.39 57.87	30,000 17,500 17,500 17,500 17,500	11/1/12 11/3/13 10/31/15 11/1/14 10/31/16

Donald Press	11/1/00 11/1/01 11/1/02 11/3/03 11/1/04 11/1/05 11/1/06	$ $ $ $ $ $ $	17.69 24.42 26.23 43.98 69.39 69.01 57.87	10,000 30,000 30,000 17,500 17,500 17,500 17,500	11/1/10 11/1/11 11/1/12 11/3/13 11/1/14 10/31/15 10/31/16

Steven Rosenberg	11/1/01 11/1/02 11/3/03 11/1/04 11/1/05 11/1/06	$ $ $ $ $ $	24.42 26.23 43.98 69.39 69.01 57.87	30,000 30,000 17,500 17,500 17,500 17,500	11/1/11 11/1/12 11/3/13 11/1/14 10/31/15 10/31/16

Stanley Zinberg, M.D.	11/1/02 11/3/03 11/1/04 11/1/05 11/1/06	$ $ $ $ $	26.23 43.98 69.39 69.01 57.87	30,000 17,500 17,500 17,500 17,500	11/1/12 11/3/13 11/1/14 10/31/15 10/31/16

OTHER MATTERS

The Board of Directors knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

RECOMMENDATIONS

The Board of Directors unanimously recommends that the stockholders vote FOR the election of the nominees for director named in this Proxy Statement and FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year ending October 31, 2008.

When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares will be voted as indicated or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

By Order of the Board of Directors

A. THOMAS BENDER
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting Date March 18, 2008

PROXY

THE COOPER COMPANIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MARCH 18, 2008

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of The Cooper Companies, Inc., a Delaware corporation, hereby appoints CAROL R. KAUFMAN, DANIEL G. McBRIDE, STEVEN M. NEIL and ROBERT S. WEISS, and each of them, proxies, with full power of substitution, to vote all of the shares of common stock of The Cooper Companies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Cooper Companies, Inc. to be held at Latham & Watkins, 885 Third Avenue, New York, NY, on March 18, 2008 at 10:00 a.m., E.S.T., and at any adjournments or postponements thereof, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

THE COOPER COMPANIES, INC.

March 18, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. ELECTION OF NINE DIRECTORS. (check one box only)			2.	Ratification of the appointment of KPMG LLP as independent registered public accounting firm for The Cooper Companies, Inc. for the fiscal year ending October 31, 2008.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O A. Thomas Bender	3.

In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) for directors as such proxies may select in the event that any nominee(s) named above become unable to serve, and on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Michael H. Kalkstein O Jody S. Lindell O Moses Marx O Donald Press O Steven Rosenberg O Allan E. Rubenstein, M.D. O Robert S. Weiss O Stanley Zinberg, M.D.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.